Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

HPI DIRECT, INC.,

RICHARD J. SOSEBEE,

KIRBY P. SIMS, JR.,

FREDERICK L. HILL, III,

and

SUPERIOR UNIFORM GROUP, INC.

Dated as of July 1, 2013

Section 6.9	Interpretation	51
Section 6.10	Waiver and Amendment	52
Section 6.11	Third-party Beneficiaries	52
Section 6.12	Severability	52
Section 6.13	Counterparts; Facsimile Signatures	52
Section 6.14	Specific Performance	52

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made and entered into as of July 1, 2013, by and among HPI DIRECT, INC., a Georgia corporation (the “Seller”), RICHARD J. SOSEBEE, KIRBY P. SIMS, JR., and FREDERICK L. HILL, III (each a “Shareholder” and collectively the “Shareholders”), and SUPERIOR UNIFORM GROUP, INC., a Florida corporation (“Buyer”).

Background

Seller owns and operates the Business under the names “HPI Direct” and “UniformZoom”. Buyer desires to purchase, and Seller desires to sell, substantially all of the assets used by Seller in the Business, on the terms and conditions of this Agreement.

The Shareholders collectively own all of the capital stock of Seller, and will substantially benefit from the transactions contemplated by this Agreement.

Operative Terms

The parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1     Definitions. For purposes of this Agreement, the following capitalized terms have the meanings assigned to them in this Section 1.1.

“Action” means any action, claim, complaint, litigation, mediation, audit by a Governmental Entity, investigation, petition, suit, arbitration, order or other proceeding, whether civil or criminal, at law or in equity by or before any Governmental Entity or arbitration tribunal.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, and such control will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Agreement” means this Asset Purchase Agreement, as the same may be amended or supplemented in accordance with its terms, together with all exhibits and schedules attached hereto.

“Balance Sheet” means the unaudited balance sheet of the Seller as of the Balance Sheet Date.

“Balance Sheet Date” means May 31, 2013.

“Business” means the business of designing, manufacturing, marketing, selling and distributing uniforms and corporate apparel and accessories, promotional products and accessories, and related goods and services.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which banks are permitted or required to be closed in Tampa, Florida.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“COBRA Obligations” means any obligation or Liability, whenever arising of the Buyer or any of its Affiliates or any group health plan sponsored, maintained, contributed to, or with respect to which any of such Persons or group health plans have any Liability, related to the Seller’s employees or other service providers including each “M&A Qualified Beneficiary,” and each “Qualified Beneficiary” with respect to any of the foregoing Persons, in connection with their loss of group health plan coverage or any “qualifying event” within the meaning of Treasury Regulation Section 54.4980B-9, Q&A-6(a) with respect to any of the Company Plans including any Liability arising in connection with Treasury Regulation Section 54.4980B-9, Q&A-8(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Plan” means (i) each “employee benefit plan” of the Seller within the meaning of Section 3(3) of ERISA; (ii) any of the following types of plans, programs or arrangements sponsored or contributed to by the Seller or with respect to which the Seller has any Liability: severance plan, incentive or bonus plan, deferred compensation plan, retention plan, change in control plan, profit sharing plan, retirement plan, welfare plan, vacation or paid-time-off benefit or plan, stock purchase, stock option or equity incentive plan; and (iii) any other employee benefit plan, program or arrangement that is maintained, sponsored or contributed to by the Seller or with respect to which the Seller has any Liability.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services or research or development of the Seller or their suppliers, distributors, customers, employees, independent contractors or other business relations. Confidential Information of the Seller includes, but is not limited to, the following: (i) internal business and financial information of the Seller (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the current, former and prospective suppliers, distributors, customers, employees, independent contractors or other business relations of the Seller and their confidential information; and (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto. Confidential Information shall not include: (a) any information that is generally available to the public immediately prior to the time of disclosure unless such is so available due to the actions of a party to this Agreement; (b) information which is independently developed; and (c) information which is disclosed to a party by a third party not itself subject to any obligation of confidentiality in respect of such information.

“Contract” means any oral or written arrangement, contract, agreement, commitment, franchise, indenture, lease or sublease, purchase order, license, note, bond or mortgage, including any amendments, modifications, supplements and other changes thereto.

“Disclosure Schedule” means the disclosure schedule referred to in and delivered to the Buyer pursuant to this Agreement and incorporated herein by reference. The Disclosure Schedule shall be considered a “Schedule” to this Agreement.

“Encumbrance” means any lien (statutory or otherwise), encumbrance, easement, covenant, security interest, option, pledge, Tax, proxy, voting agreement, mortgage, deed of trust, hypothecation, preference, priority, charge, conditional sale or restriction on transfer of title or voting, whether imposed by agreement, understanding, law, equity or otherwise.

“Environmental Claim” means any Action, Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any Law to the extent relating to the protection of the environment, the release of any Hazardous Materials into the environment, the generation, management, transportation, storage, treatment and disposal of Hazardous Materials, or the pollution of air, soil, groundwater or surface water (including the Clean Air Act, the Toxic Substance Control Act, the Clean Water Act, the CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, all as amended, or their state counterparts or analogues).

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“Excluded Inventory” means (a) all inventory that is (i) damaged or otherwise not good and merchantable, (ii) not of usable or saleable quality in the ordinary course of business, or (iii) not covered by an enforceable Contract with a customer, and (b) all inventory that is in transit to the Seller as of the Effective Time except to the extent that (i) such inventory is fully-paid for by the Seller prior to the Effective Time, meaning that no additional amount is required to be paid after the Effective Time in order to acquire such inventory, or (ii) the amount of any such required post-Effective Time payment is accrued as a current liability of the Seller that is reflected on the Final Closing Balance Sheet and included in the Closing Working Capital calculation. Notwithstanding the foregoing, any inventory that is expressly listed on Part 3.1(x)(i) of the Disclosure Schedule shall not be considered Excluded Inventory and shall be an Asset.

“Financial Statements” means, collectively, (i) the reviewed (but not audited) balance sheets and related statements of income, changes in shareholders’ equity and cash flows of the Seller as of and for the fiscal years ended December 31, 2010, 2011 and 2012, including in each case, any notes thereto, and (ii) the Balance Sheet and the related unaudited statement of income as of and for the 5-month interim period ended on the Balance Sheet Date, including in each case, any notes thereto.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governmental Entity” means (i) any United States or foreign governmental authority, including any national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, or local governmental jurisdiction of any nature (including any governmental department, division, agency, bureau, office, branch, court, commission, tribunal, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing; or (ii) any self-regulatory, accreditation or certification entities, or quasi-governmental authority of any nature, or any entity contracting with any of the foregoing, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

“Hazardous Materials” means any hazardous or toxic materials, substances, chemicals, products, derivatives, compounds, mixtures, solids, liquids, gases or wastes, including any petroleum or petroleum product, radon, radioactive materials or wasters, asbestos, lead, urea formaldehyde form insulation, or derivative thereof and any pollutants or contaminants, each, whether naturally occurring or manmade, that is hazardous, toxic or otherwise as defined in any Environmental Law.

“Indebtedness” means, with respect to any Person at any particular time, without duplication: (i) obligations for borrowed money or in respect of loans or advances, (ii) obligations evidenced by any note, debenture, or other similar instrument or debt security; (iii) obligations of any other Person guaranteed in any manner by such Person; (iv) obligations under swaps, hedges, interest rate protection agreements or similar instruments; (v) obligations in respect of letters of credit and bankers’ acceptances, or performance or other bonds, issued for the account of such Person; (vi) obligations arising from cash/book overdrafts, but less any deposits in transit; (vii) obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof or insurance premium financing, in each case, whether contingent or otherwise, as obligor or otherwise; (viii) obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (ix) obligations, contingent or otherwise, arising from deferred compensation arrangements; (x) obligations arising from the redemption of equity or other securities; (xi) obligations under any capitalized leases relating to personal property; (xii) obligations secured by an Encumbrance on any of such Person’s assets, other than a Permitted Encumbrance; and (xiii) all accrued interest, prepayment premiums, penalties, expenses or other amounts due related to any of the foregoing.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, all improvements thereto and all patents, patent applications and patent disclosures, together with all divisional, provisionals, reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof (and including all goodwill associated therewith) and all applications, registrations and renewals in connection therewith; (iii) all works of authorship, expressions, designs and design registrations, whether or not copyrightable, all copyrightable works and copyrights, and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including lists of current, former and prospective suppliers and customers, pricing and cost information and business and marketing plans and proposals) and know-how (“Trade Secrets”); (vi) all computer software and systems (including source code, executable code, data, databases, specifications and related documentation) (“Software”); (vii) all advertising, marketing and promotional materials, including website content; (viii) all other proprietary rights; and (ix) all copies and tangible embodiments thereof (in whatever form or medium); and (x) claims and causes of action, with respect to any of the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

“Knowledge” means, with respect to the Seller, the actual knowledge of any Shareholder or any other management level employee of the Seller, and such additional knowledge as such individuals would reasonably be expected to obtain after a reasonable investigation of the matter in question or in the normal performance of their duties. For this purpose, “reasonable investigation” means, at a minimum, (i) review of files and other information in the possession of the Seller, and (ii) inquiry of other management-level employees of Seller who have responsibilities pertinent to such inquiry or who have access to information in the possession of Seller pertinent to such inquiry, and the “management level employees” included in the Knowledge group are those employees set forth on Schedule 1.2.

“Law” means any domestic or foreign federal, state, territorial or local law (statutory, common or otherwise), statute, constitution, treaty, convention, ordinance, code, rule, regulation, administrative interpretation, Order, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and all of the foregoing shall be included in the definition of “Liability” regardless of whether or not it is: (i) required to be accrued, reserved against or otherwise reflected on financial statements prepared in accordance with GAAP or any other accounting method or standard, or (ii) disclosed or required to be disclosed on any Schedule to this Agreement.

“Losses” means all demands, claims, assessments, losses, damages, diminution in value, costs, defense costs, expenses, Liabilities, judgments, awards, fines, interest, sanctions, penalties, charges (including any amounts paid in settlement), including reasonable costs, fees and expenses of attorneys, accountants and other representatives of a Person incurring or suffering such Damages or seeking to investigate, mitigate or avoid same. In no event shall Losses include punitive, exemplary, treble or other special damages regardless of legal theory unless they are part of a Third-Party Claim.

“Material Adverse Effect” means any change, effect, event, occurrence or development that occurred before the Closing Date individually or in the aggregate, and has been or reasonably would be expected to be materially adverse to (i) the assets, properties, Business, condition (financial or otherwise), prospects or results of operations of the Seller, (ii) the ability of the Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents, or (iii) the ability of the Buyer to conduct the operation of the Business as currently conducted by Seller following the Closing. However, the following results shall not be considered in determining whether there has been a Material Adverse Effect: (x) a customer of Seller puts a request for its required Business services out to bid, or otherwise solicits bid proposals from third parties to provide Business services, in each case after Closing and provided that Seller has not been notified of the customer’s plans to take the applicable action, or (y) a customer of Seller terminates its contract with Seller or Buyer as a result of the transactions contemplated by this Agreement, provided that Seller does not have specific Knowledge before Closing that the applicable customer would terminate its contract if Buyer acquired Seller.

“Order” means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

“Permits” means all permits, licenses, franchises, approvals, consents, grants, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Permitted Encumbrance” means (a) liens for Taxes not yet due and payable or for Taxes that Seller is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Financial Statements, (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and (c) the operating leases set forth on Schedule 2.1(e)(iii).

“Person” means any individual, association (incorporated or unincorporated), corporation, partnership (of any designation - limited partnership, general partnership, limited liability partnership, or otherwise), limited liability company, trust, or any other entity or organization, public or private, including a Governmental Entity.

“Real Property Purchase Documents” means the Purchase Agreement and Escrow Instructions by and between TAA Investments, LLC, a Georgia limited liability company, and the Buyer, and the deed and other closing documents and instruments delivered thereunder.

“Records” means (i) all records, files, books and operating data, invoices, databases, manuals and other materials, whether in print, electronic or other media, customer lists, sales data and information, supplier lists, mailing lists, active and inactive customer Contracts, lead boxes, contents of lead boxes and other prospect materials, Confidential Information, equipment maintenance records, books of account, correspondence, financial, sales, market and credit information and reports, drawings, patterns, slogans, market research and other research materials and contract documents; and (ii) all personnel files and records, including any benefit information, relating to any Transferred Employee.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Restricted Buyer Shares” means the number of shares of the Buyer’s Common Stock, par value $0.001 per share, determined in accordance with the following formula (and rounded up or down to the nearest whole share): (a) $2,300,000, divided by (b) the average closing price of the Buyer’s Common Stock, as reported by NASDAQ, over the last twenty (20) trading days before the Closing Date. The Restricted Shares shall not be registered under the Securities Act of 1933, as amended, or under any state securities laws.

“Shareholders’ Agreement” means the Second Amended and Restated Shareholders’ Agreement, dated October 10, 2007, among Seller and the Shareholders, as amended by the Amendment to Second Amended and Restated Shareholders’ Agreement, dated November 1, 2011, among Seller and the Shareholders.

“Tax” means any (i) foreign, federal, state, or local income, sales, use, excise, franchise, alternative minimum, add-on minimum, profits, real and personal property (tangible and intangible), gross receipts, net proceeds, documentary, turnover, license, premium, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, unemployment, stamp, customs, severance, withholding, social security, Medicare, disability, value added, environmental, transfer, or estimated tax or any similar tax or other tax, duty, fee, assessment or charge of any kind whatsoever imposed by any taxing authority, including any interest, addition or penalties imposed in respect of the foregoing, (ii) Liability of the Seller for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any consolidated, affiliated, combined or unitary group (or being included (or required to be included) in any Tax Return relating thereto), and (iii) Liability of the Seller for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person, whether imposed by Law, Contract, or otherwise.

“Tax Return” means any return, report, declaration, information return, claim for refund, or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Transaction Documents” means this Agreement, the Bill of Sale, the Escrow Agreement, the Real Property Purchase Documents, the License Assignment and Assumption Agreements, the Intellectual Property Assignments, and the Restricted Stock Agreements. The Employment Agreements and the Consulting Agreement are not Transaction Documents.

Additional terms defined in the body of this Agreement shall have the meaning given herein, including the following:

Term	Reference in Agreement
Acceleration Event	2.8(a)(i)
Acquired Business	2.8(a)(ii)
Acquired Business Change Event	2.8(a)(i)
Arbitrators	6.3
Assets	2.1
Assumed Contracts	2.1(e)
Assumed Leased Facility	2.1(d)
Assumed Liabilities	2.3
Average Working Capital	2.7(a)(i)
Bill of Sale	2.6(c)(iii)
Buyer	First paragraph
Buyer Parties	5.2
Buyer Working Capital Statement	2.7(b)(i)
Change in Control	2.8(a)(iv)
Closing	2.6(a)
Closing Balance Sheet	2.7(a)(ii)
Closing Cash	2.5
Closing Date	2.6(a)
Closing Date Indebtedness	2.6(b)(i)
Closing Date Indebtedness Statement	2.6(b)(i)
Closing Working Capital	2.7(a)(iii)
Commercial Rules	6.3
Company Intellectual Property	3.1(q)(iii)
Consulting Agreement	2.6(c)(vii)
Contingent Future Payments	2.8(a)(v)
Direct Claim	5.5(c)
Disputes	6.3
Earn-Out Notice of Dispute	2.8(c)
Effective Time	2.6(a)

Employment Agreement	2.6(c)(vi)
Escrow Agent	2.6(d)(i)
Escrow Agreement	2.6(c)(ii)
Escrow Fund	2.6(d)(i)
Estimated Working Capital Adjustment	2.6(b)(ii)
Excluded Assets	2.2
Excluded Liabilities	2.4
Facility Leases	3.1(h)(ii)
Final Closing Balance Sheet	2.7(c)
Final Working Capital Adjustment	2.7(c)
Gross Profit	2.8(a)(vii)
Gross Profit Statement	2.8(b)
Indemnified Party	5.5
Indemnifying Party	5.5
Intellectual Property Assignments	2.6(c)(ix)
Intellectual Property Licenses	3.1(q)(ii)
Leased Facilities	3.1(h)(ii)
License Assignment and Assumption Agreement	2.6(c)(iv)
Measurement Period	2.8(a)(viii)
Organizational Documents	3.1(a)
Purchase Price	2.5
Registered Intellectual Property	3.1(q)(i)
Required Payoff Letters	2.6(b)(i)
Restricted Period	4.2(a)
Restricted Person	4.2(a)
Restricted Stock Agreements	2.6(c)(viii)
Restrictive Covenants	4.2(c)
Seller	First paragraph
Seller Contracts	3.1(k)(i)
Shareholders	First paragraph
Special Accountant	2.7(c)
Software	“Intellectual Property” definition
Solvent	3.1(z)
Third Party Claim	5.5(a)
Trade Secrets	“Intellectual Property” definition
Transferred Employee	4.1(a)
Working Capital	2.7(a)(iv)
Working Capital Adjustment	2.7(a)(v)
Working Capital Notice of Dispute	2.7(c)

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES; CLOSING

Section 2.1     Purchase and Sale of the Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest in, to and under all of the assets, properties and rights of the Seller of every kind and nature used in or relating to the Business, wherever located, and whether or not reflected on the books of the Seller, but excluding the Excluded Assets (collectively, the “Assets”), including the Seller’s right, title and interest in, to and under the following:

(a)     all inventory, including inventories of raw materials, work-in-process and finished goods, and including all inventory in transit, along with all related packaging and other supplies, but in each case excluding all Excluded Inventory;

(b)     all accounts receivable (both billed and unbilled, and including balances owed and post-dated checks), notes receivable, negotiable instruments and chattel paper arising from the operation of the Business;

(c)     all vehicles, furniture, fixtures, signs, equipment (including computers, desks, telephones, telephone systems, fax machines and other office equipment, and all related computer software), machinery and other tangible personal property, together with all spare parts, tools, accessories and related supplies, including all such property located at the Leased Facilities, and including all of the assets listed on the fixed asset list attached as Schedule 2.1(c);

(d)     the leasehold interests in the Leased Facilities expressly listed on Schedule 2.1(d) (each an “Assumed Leased Facility”), all rights and interests of the Seller under the Facility Leases for the Assumed Leased Facilities, and all prepaid expenses and deposits related to the Assumed Leased Facilities (including security deposits);

(e)     all rights and interests of Seller under (i) purchase orders and other Contracts with suppliers arising from the operation of the Business and listed on Schedule 2.1(e)(i), (ii) purchase orders and other Contracts with customers arising from the operation of the Business and listed on Schedule 2.1(e)(ii), (iii) the operating leases for equipment listed on Schedule 2.1(e)(iii), and (iv) any other Contracts listed on Schedule 2.1(e)(iv) (together with the Facility Leases for the Assumed Leased Facilities, the “Assumed Contracts”);

(f)      all Permits held by Seller for the conduct of the Business, but only to the extent legally assignable;

(g)     all Records;

(h)     all prepaid expenses and deposits, deferred charges, advance payments, security deposits and prepaid items relating to the Assets or the operation of the Business;

(i)      all telephone numbers, facsimile numbers, email addresses and Internet domain names of Seller (including the telephone numbers, facsimile numbers and domain names listed on Schedule 2.1(i)), all sales, promotional or marketing materials, catalogues and advertising literature relating to the Business;

(j)      all Intellectual Property and other intangible property rights of the Seller (including all rights to the names “HPI Direct” and “UniformZoom” and derivatives thereof (whether as a trade name, corporate name or otherwise));

(k)     all insurance benefits, including the right to receive any insurance proceeds relating to the Business, the Assets or the Assumed Liabilities;

(l)      all rights, claims, credits, causes of action, rights of recovery or to refunds or rebates, or rights of set-off of the Seller (including any express or implied warranties) with respect to or arising out of the Assets;

(m)     amounts owed to the Seller under outstanding loans or advances made to the employees of Seller in their capacity, including those loans set forth in Part 3.1(j)(xv);

(n)     all other assets, properties and rights owned or used by Seller in the operation of the Business, whether or not specifically enumerated above; and

(o)     all goodwill and going concern value associated with the Business or any of the assets, properties and rights set forth above.

Section 2.2     Excluded Assets. The Assets shall not include, and Buyer shall not purchase or acquire, any of the following assets, properties or rights of Seller (the “Excluded Assets”):

(a)     all cash, cash equivalents, bank accounts, and certificates of deposit;

(b)     all Excluded Inventory;

(c)     all rights and interests of the Seller under all Contracts other than the Assumed Contracts;

(d)     all Permits held by Seller for the conduct of the Business that are not legally assignable; provided that Seller shall cooperate with and assist the Buyer in obtaining any such Permit;

(e)     all originals of any Records that the Seller is required by applicable Law to retain, so long as the Seller delivers at least one copy thereof to the Buyer;

(f)     all rights of the Seller with respect to any Tax refund, and any rights under any Tax allocation or sharing agreement;

(g)     the charter, qualification to conduct business as a foreign corporation, arrangements with registered agents, taxpayer and other identification numbers, seal, minute books, equity transfer books, blank equity certificates and other documents relating to the organization, maintenance and existence of the Seller as a corporation;

(h)     all Company Plans and corresponding assets or any rights of the Seller in the Company Plans;

(i)      all rights of the Seller under this Agreement and the other Transaction Documents;

(j)      all rights, claims, credits, causes of action, rights of recovery or to refunds or rebates, or rights of set-off of the Seller (including any express or implied warranties) with respect to or arising out of the Excluded Assets; and

(k)     any other asset, property or right of the Seller expressly set forth on Schedule 2.2(k), if any.

Section 2.3     Assumed Liabilities. As part of the consideration for the Assets, the Buyer shall assume and agree to discharge and perform when due the following liabilities and obligations of the Seller, but in each case only if and to the extent that the liability or obligation arises from the operation of the Business in the ordinary course, consistent with past practices (the “Assumed Liabilities”):

(a)     all executory obligations of the Seller to be performed by the Seller after the Effective Time under the Assumed Contracts, but excluding (i) any Liability arising from or related to any failure to perform, improper performance, warranty or other breach, default or violation of any such Assumed Contract by Seller, (ii) any Liability related to services performed or goods or products manufactured, sold or delivered prior to the Effective Time, including under any express or implied warranty, and (iii) any other Liability that is expressly included within the Excluded Liabilities; and

(b)     severance obligations that arise from Buyer’s termination of an employee after Closing; and

(c)     Accrued paid time off (“PTO”) of the employees of Seller hired by Buyer pursuant to Section 4.1 of this Agreement, but solely if and to the extent reflected on the Final Closing Balance Sheet and accrued as a current liability in the Closing Working Capital calculation.

Section 2.4     Excluded Liabilities. Except as expressly provided in Section 2.3, the Buyer shall not assume and shall not be responsible for or otherwise be liable for any Liability whatsoever of the Seller or any of its Affiliates, whether or not arising from or related to the Business or the Assets (the “Excluded Liabilities”), and the Seller (or its Affiliate) shall pay, perform and discharge, as and when due, each such Excluded Liability, which include the following:

(a)     any and all Liabilities related to the Seller’s operation of the Business prior to the Closing Date, including Liabilities (including express or implied warranty obligations and product liability claims) arising out of or related to any products or goods manufactured, distributed, leased, licensed, sold or services performed in connection with the Business prior to the Closing Date, whether or not such Liabilities relate to products that are defective or improperly designed, manufactured, packaged or labeled, and whether predicated on negligence, gross negligence, other tortious conduct, strict liability, breach of warranty or Contract or any other legal theory;

(b)     any and all Liabilities related to any recall, design defect or similar claims of any products manufactured or sold or any service performed by the Seller;

(c)     any and all Liabilities arising from or related to any failure to perform, improper performance, warranty or other breach, default or violation of any Assumed Contract by the Seller on or prior to the Closing Date; and any and all Liabilities under any Contract to which the Seller is a party that is not an Assumed Contract;

(d)     any and all Liabilities of the Seller with respect to any Action;

(e)     any and all Liabilities related to any actual or alleged violation of any Law by the Seller;

(f)     any and all Liabilities of the Seller for any Indebtedness; or any extraordinary, contingent or off-balance sheet Liabilities; or any trade accounts payable of the Seller;

(g)     any and all Liabilities relating to employees, independent contractors, including the oral independent contractor arrangements set forth in Part 3.1(k)(i)(G)(2) and (3) of the Disclosure Schedule, or other service providers of the Seller for all periods ending on or prior to the Closing Date or thereafter with respect to such individual’s relationship with the Seller, including workers’ compensation and unemployment claims, disability and occupational diseases or any insurance or insurance premiums relating thereto, in each case without regard to whether such injuries, claims, conditions, events and occurrences are known or otherwise manifest on or prior to the Closing Date, and, any bonuses, vacation pay, personal leave, or severance, retention or other compensation obligations of the Seller, except for PTO obligations included in the Assumed Liabilities; all COBRA Obligations; and all Liabilities under the WARN Act that result from the transactions contemplated by this Agreement;

(h)     any and all Liabilities arising under or in connection with any Company Plan;

(i)     (i) any and all Liabilities arising from any generation, storage, use, Release, treatment, transportation, disposal or arranging for storage, treatment, transportation or disposal of any Hazardous Materials by or on behalf of the Seller or any Affiliate of the Seller or anyone under the control or at the request of the Seller or any Affiliate of the Seller, including any and all Liabilities arising from any Hazardous Materials brought onto any Leased Facility by or on behalf of the Seller or any Affiliate of the Seller or anyone under the control or at the request of the Seller or any Affiliate of the Seller or any contamination or injury to person, property or the environment resulting therefrom, (ii) any and all Liabilities arising from or relating to any and all Hazardous Materials generated by or on behalf of the Seller, (iii) any and all Liabilities arising from or relating to any environmental condition occurring on or prior to the Closing Date at any Leased Facility or any other real property owned, leased, used or operated in connection with the Business whether discovered before, on or after the Closing Date, (iv) any and all Liabilities arising from, relating to or otherwise associated with any real property, site or facility listed or proposed on or prior to the Closing Date for listing on the National Priorities List established pursuant to Environmental Laws or any list established by any other Governmental Entity of sites requiring investigation, response or remediation, or (v) any and all Liabilities relating to any investigation, removal, remediation, restoration, abatement, monitoring and/or reporting relating to any of the matters described in clauses (i) through (iv) of this Section 2.4(i);

(j)     any and all Liabilities of the Seller to the Shareholders, their family members, or their Affiliates;

(k)     any and all Liabilities of the Seller for or relating to any Taxes, including any tax imposed on the Seller under Section 1374 of the Code; but excluding any Taxes which are properly assessed against Buyer for its operation of the Business after Closing;

(l)     any and all Liabilities resulting from the failure of the Seller to comply with any provisions of “bulk sales,” “bulk transfer” or similar Laws of any jurisdiction in connection with the transactions contemplated hereunder;

(m)     any and all Liabilities arising out of any business activity of the Seller other than the Business;

(n)     any and Liabilities arising out of the acquisition by the Seller of another business or a material amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise), including contingent purchase price payments, royalties, indemnification obligations and any other Liabilities to the seller(s) of such businesses;

(o)     any and all Liabilities under or arising by reason of this Agreement and the other Transaction Documents, or incurred in connection with the transactions contemplated by this Agreement, including legal and accounting fees and expenses;

(p)     any and all Liabilities relating to the acquisition, ownership, operation, use or disposal of any Excluded Assets; and

(q)     any and all other Liabilities of the Seller that do not constitute Assumed Liabilities expressly being assumed by the Buyer under Section 2.3.

Section 2.5     Consideration for the Assets. In addition to the assumption of the Assumed Liabilities by the Buyer, the consideration for the Assets (collectively, the “Purchase Price”) shall be the following, and shall be subject to adjustment in accordance with the terms of this Agreement: (i) the sum of $26,831,244 (the “Closing Cash”), payable at the Closing as provided in Section 2.6, plus (ii) the Working Capital Adjustment determined under Section 2.7 (which may be a negative number), plus (iii) the Contingent Future Payments and Additional Contingent Payments, if any, payable as and when provided in Section 2.8 and plus (iv) the Restricted Buyer Shares, to be issued in accordance with Section 2.9.

Section 2.6     Closing.

(a)     Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement by the exchange of documents between the parties via facsimile or other electronic communication, or at such other time, place and manner as the parties agree in writing (the date the Closing occurs, the “Closing Date”). Unless otherwise agreed by the parties, the purchase and sale of the Assets, and the assumption of the Assumed Liabilities, shall be deemed effective as of the beginning of the day on the Closing Date (the “Effective Time”).

(b)     Pre-Closing Deliveries.

(i)     Prior to Closing, the Seller shall have delivered to the Buyer a statement (the “Closing Date Indebtedness Statement”), signed on behalf of the Seller by the Chief Financial Officer of the Seller, setting forth, by creditor, the aggregate amount of Indebtedness of the Seller outstanding as of immediately prior to the Closing (the “Closing Date Indebtedness”), together with, to the extent required to release any Encumbrances on any of the Assets, copies of payoff letters from each such creditor in form and substance satisfactory to Buyer (which shall include (A) the aggregate payment necessary to be made at Closing in order to satisfy in full the Indebtedness owed by the Seller to such creditor, including all principal, interest, fees, prepayment penalties or other amounts due or owing with respect thereto, and (B) an agreement by the creditor to release, and authorizing the Buyer and its representatives to release, any Encumbrances on any of the Assets securing such Indebtedness upon payment of the amount stated in the payoff letter, including authorization to file UCC termination statements) (the “Required Payoff Letters”), wire transfer instructions for each holder of Closing Date Indebtedness, and such additional documentation or information as the Buyer may reasonably request. Seller hereby authorizes the Buyer, on behalf of the Seller, to take any and all actions that the Seller is authorized to take pursuant to the terms of the Required Payoff Letters in order to terminate any Encumbrances on any of the Assets.

(ii)     Prior to Closing, the Seller shall have delivered to the Buyer (A) a good faith estimated Closing Balance Sheet, prepared in accordance with GAAP, (B) a written calculation of the estimated Closing Working Capital as of the end of the day immediately preceding the Closing Date derived from such estimated Closing Balance Sheet, and (C) based on such estimated Closing Working Capital calculation, a calculation of the estimated Working Capital Adjustment (the “Estimated Working Capital Adjustment”), which shall be subject to Buyer’s reasonable approval.

(c)     Seller and Shareholder Closing Deliverables. At the Closing, the Seller and Shareholders shall deliver or cause to be delivered to the Buyer the following:

(i)     the Real Property Purchase Documents;

(ii)     the Escrow Agreement governing the Escrow Fund in the form of Exhibit A (the “Escrow Agreement”), duly executed by the Seller and the Shareholders;

(iii)     the Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit B (the “Bill of Sale”), duly executed by the Seller, and such other instruments as may be reasonably requested by the Buyer to transfer the Assets to the Buyer under this Agreement;

(iv)     a License Assignment and Assumption Agreement in the form of Exhibit C for each Assumed Leased Facility (each an “License Assignment and Assumption Agreement”), duly executed by the Seller and the landlord under the applicable Facility Lease;

(v)     [Intentionally deleted].

(vi)     an Employment Agreement with the Buyer for each of Kirby P. Sims, Jr. and Frederick L. Hill, III, in form and substance satisfactory to the Buyer and such Shareholder (the “Employment Agreements”), duly executed by the applicable Shareholder;

(vii)     a Consulting Agreement with the Buyer for Richard J. Sosebee, in form and substance satisfactory to the Buyer and such Shareholder (the “Consulting Agreement”), duly executed by the applicable Shareholder;

(viii)     a Restricted Stock Agreement for each Shareholder in accordance with Section 2.9, in form and substance satisfactory to the Buyer and such Shareholder (the “Restricted Stock Agreements”), duly executed by the applicable Shareholder;

(ix)     assignments in form and substance satisfactory to the Buyer (the “Intellectual Property Assignments”), duly executed by the Seller, transferring all of the Seller’s right, title and interest in and to the Registered Intellectual Property;

(x)     a certificate from the Secretary (or another authorized officer) of the Seller, dated as of the Closing Date, in form and substance satisfactory to the Buyer, certifying that: (A) the articles of incorporation, bylaws and any shareholders’ agreement of the Seller attached to such certificate are true, correct and complete, (B) such documents referred to in clause (A) above have been in full force and effect in the form attached to such certificate from and after the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such document has occurred from and after the date of the last amendment annexed thereto, and (C) the resolutions of the board of directors and shareholders of the Seller attached to such certificate, which authorize this Agreement, the other Transaction Documents to which the Seller is a party, and the transactions contemplated thereby, were duly adopted at a duly convened meeting thereof (at which a quorum was present and acting throughout) or by written consent, remain in full force and effect, and have not been amended, rescinded or modified;

(xi)     a certificate from the Seller certifying as to the Seller’s non-foreign status in accordance with the requirements of Section 1.1445-2(b) of the Treasury Regulations, in form and substance satisfactory to the Buyer;

(xii)     a certificate of good standing for the Seller issued by the Secretary of State of the State of Georgia (and any other state in which the Seller is registered as a foreign corporation), issued no earlier than five (5) days prior to the Closing Date;

(xiii)     evidence satisfactory to the Buyer that all Encumbrances on any of the Assets have been released, discharged and terminated in full;

(xiv)     evidence satisfactory to the Buyer that the third party consents or approvals listed on Schedule 2.6(c)(xiv) have been obtained;

(xv)     a tax clearance certificate, certificate of compliance or similar instrument issued by the State of Georgia, or such other evidence satisfactory to the Buyer (in its sole discretion) that Buyer will not be subject to Liability for any Taxes of the Seller;

(xvi)     a legal opinion of Duane Morris LLP, counsel to the Seller, in form and substance satisfactory to the Buyer; and

(xvii)     such other documents and instruments as may reasonably be requested by the Buyer, each in form and substance satisfactory to the Buyer.

(d)     Buyer Closing Deliverables. At the Closing, the Buyer shall deliver or cause to be delivered to the Escrow Agent, the Seller and the Shareholders, as applicable, the following:

(i)     the Closing Cash plus the Estimated Working Capital Adjustment (which may be a negative number), payable as follows: (A) $1,500,000 (the “Escrow Fund”) shall be paid to SunTrust Banks, Inc. (the “Escrow Agent”) to be held and disbursed in accordance with the Escrow Agreement, (B) the Closing Date Indebtedness shown on the Closing Date Indebtedness Statement shall be repaid on behalf of the Seller in accordance with the Required Payoff Letters; provided, that Buyer shall not be responsible for any payment of Seller’s obligation to BEG, LLC d/b/a Image First and such obligation is an Excluded Liability, and (C) the balance shall be paid by wire transfer of immediately available funds to a single account designated in writing by the Seller;

(ii)     the Escrow Agreement, duly executed by the Buyer;

(iii)     the Bill of Sale, duly executed by the Buyer;

(iv)     the License Assignment and Assumption Agreements, duly executed by the Buyer;

(v)     the Restricted Stock Agreements, duly executed by the Buyer;

(vi)     the Employment Agreements and Consulting Agreement, duly executed by the Buyer; and

(vii)     such other documents and instruments as may reasonably be requested by the Seller, each in form and substance satisfactory to the Seller.

(e)     Effectiveness. All of the foregoing deliveries under Sections 2.6(c) and (d) by one party to another party shall be deemed to have occurred simultaneously at the Closing and none shall be effective until and unless all have occurred in accordance with this Agreement or have been waived.

Section 2.7     Working Capital Adjustment.

(a)     Definitions. For purposes of this Agreement, the following terms have the meaning specified below:

(i)     “Average Working Capital” means $11,569,130.

(ii)     “Closing Balance Sheet” means the balance sheet of the Seller as of the end of the day immediately preceding the Closing Date, prepared in accordance with GAAP and this Section 2.7; provided that such balance sheet must be prepared in detail showing each line item in the general ledger, rather than simply showing current assets and current liabilities in the aggregate.

(iii)     “Closing Working Capital” means the Working Capital as of the end of the day immediately preceding the Closing Date.

(iv)     “Working Capital” means, as of any relevant date, the amount calculated by subtracting the current liabilities of the Seller as of that date from the current assets of the Seller as of that date, determined in accordance with GAAP; provided, that (i) the inventory included as current assets shall not include Excluded Inventory, and all inventory shall be valued at the lower of cost or market, on a first-in, first-out (FIFO) basis, (ii) the accounts receivable as of the Closing Date shall include a 100% reserve against any accounts aged more than ninety (90) days, (iii) the full amount of all customer advance payments, customer deposits and similar customer prepaid items (including the Walgreen’s deposits) and liabilities related to inventory in-transit, outstanding purchase orders and work-in-process shall be accrued as a current liability, (iv) no purchase accounting adjustments arising out of the transactions contemplated hereby shall be made, and (v) no current Liabilities shall be included if they are not Assumed Liabilities and no current assets shall be included to the extent they are not Assets. A detailed illustration of the manner in which the parties calculated the Average Working Capital (based on the Seller’s December 31, 2012 balance sheet) is attached as Schedule 2.7(a). Except as provided in other provisions of this Agreement, the parties acknowledge and agree that the Closing Balance Sheet shall be prepared in a manner consistent with, and including the same line items, classifications and estimation methodologies, as are set forth on the statement of working capital attached hereto as Schedule 2.7(a) for purposes of calculating the Working Capital of the Seller as of the end of the day immediately preceding the Closing Date.

(v)     “Working Capital Adjustment” means (A) the Closing Working Capital, less (B) the Average Working Capital.

For the avoidance of doubt, the Closing Working Capital, the Estimated Working Capital Adjustment or the Working Capital Adjustment may be a negative amount.

(b)     Calculation.

(i)     Within one hundred fifty (150) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a written statement (the “Buyer Working Capital Statement”) containing the following: (i) a Closing Balance Sheet, prepared in accordance with GAAP, (ii) a calculation of the Closing Working Capital as of the end of the day immediately preceding the Closing Date derived from such Closing Balance Sheet, and (iii) based on such Closing Working Capital calculation, a calculation of the Working Capital Adjustment. During the next 30 days, the Buyer shall, at the reasonable request of the Seller and during normal business hours, afford the Seller and its advisors access to the books and records of the Buyer related to the Acquired Business and otherwise reasonably cooperate with the Seller and their advisors in order to permit the Seller and its advisors to review the Buyer Working Capital Statement. The Seller agrees to keep confidential and not disclose, divulge, or use for any purpose (other than to review the Buyer Working Capital Statement) any financial or other confidential information obtained from the Buyer pursuant to the terms of this Section 2.7.

(ii)     In calculating the accounts receivable portion of the Closing Balance Sheet and Closing Working Capital, the Seller will receive credit (i.e., current assets will include) only the amount of accounts receivable of the Seller accrued on the Closing Date that are actually collected by the Buyer during the period beginning on the Closing Date and ending on the 120th day after the Closing Date. Seller shall have no right to receive credit for any accounts receivable accrued on the Closing Date but collected after the end of such 120-day period. If any accounts receivable accrued on the Closing Date are not collected by the end of such 120-day period, then Buyer shall continue good faith efforts to collect such accounts from the relevant customer, and Seller may provide reasonable assistance in such collection efforts as approved in advance by Buyer. If any receivable is paid after the 120-day period to Buyer (and Seller has not received credit for such receivable in the calculation of Closing Working Capital), then Buyer shall hold the collected receivable in trust for the benefit of Seller and shall immediately pay the amount of the receivable to Seller.

(iii)     For purposes of determining the quantity of the Seller’s inventory as of the end of the day immediately preceding the Closing Date for purposes of calculating the Closing Working Capital, as close as reasonably practicable to the Closing Date, the Buyer shall conduct or cause to be conducted a physical count of the Seller’s inventory; provided, that the inventory included as current assets shall not include Excluded Inventory, as determined by the Buyer in its discretion, and all inventory shall be valued at the lower of cost or market, on a FIFO basis. If, based upon the advice of Buyer’s independent auditors, the Buyer is required to account for the acquired inventory under GAAP and the value of the acquired inventory under GAAP is less than the amount determined under the preceding sentence, then such value of the acquired inventory determined under GAAP shall control, and (A) if such determination is made prior to the calculation of the Final Working Capital Adjustment, it will be taken into account in the calculation of such Final Working Capital Adjustment, and (B) if such determination is made after the calculation of the Final Working Capital Adjustment, the Seller shall pay to the Buyer an amount equal to (1) the value of the inventory used in calculating the Final Working Capital Adjustment, less (2) the value of the acquired inventory determined under GAAP. Such amount shall be paid on demand or, in the Buyer’s discretion, by set-off against other amounts owed to the Seller under this Agreement.

(c)     Dispute Procedures. If the Seller disputes any determination by the Buyer pursuant to Section 2.7(b), then the Seller shall give the Buyer notice of such dispute (a “Working Capital Notice of Dispute”), not more than 30 days after the date on which the Seller receives the Buyer Working Capital Statement. In the Working Capital Notice of Dispute, the Seller shall include a request for any and all books, records, documents or other information that Seller requires to analyze the determinations of Seller pursuant to Section 2.7(b). Buyer agrees to provide all books and records requested by Seller pursuant to the Working Capital Notice of Dispute within thirty (30) days. However, if Buyer believes that Seller’s request for books and records is unreasonable, Buyer shall produce all books and records which it does not find objectionable within the 30-day period and shall also deliver a written response specifying those items that it believes are not reasonably necessary to Seller’s review. If the parties are unable to resolve a dispute related to Buyer’s production, then the Special Accountant (as defined below) shall be engaged immediately to resolve the dispute relating to the production of books and records. Within thirty (30) days after the production of the books and records requested in the Working Capital Notice of Dispute, or the decision of the Special Accountant with respect to the production of books and records, whichever is later, the Seller shall deliver an addendum to the Working Capital Notice of Dispute (which shall become part of the original Notice) specifying in reasonable detail any points of dispute and including a proposed determination of the Closing Working Capital and the Working Capital Adjustment. The Seller shall be deemed to have accepted any determination by the Buyer in the Buyer Working Capital Statement and each such determination shall be deemed conclusive, binding and final if (i) the Seller fails to give a Working Capital Notice of Dispute within the original 30-day period, or (ii) the Seller gives notice to the Buyer accepting a determination within the original 30-day period. Upon receipt of the Working Capital Notice of Dispute, the Buyer and the Seller shall consult promptly with each other with respect to the points of dispute in an effort to resolve the dispute. If such dispute is resolved by a written, signed agreement of the Seller and the Buyer, the agreed amount will be deemed conclusive, binding and final. If any dispute is not resolved by the Seller and the Buyer within 30 days after the Working Capital Notice of Dispute is given to the Buyer, either the Seller or the Buyer may elect, by written notice to the other party, to refer the dispute to the Atlanta, Georgia office of Cherry Bekaert (or, if such firm is unwilling or unable to accept such appointment, another national or regional independent accounting firm mutually acceptable to the Buyer and the Seller) (the “Special Accountant”) to finally determine, as soon as practicable, all such disputes. All determinations by the Special Accountant shall be in writing, and shall be conclusive, final, and binding; provided that (i) the scope of the Special Accountant’s engagement will be limited solely to resolving the disputes regarding the determination of the Closing Working Capital and the Working Capital Adjustment that are set forth in the Working Capital Notice of Dispute, including any disputes related to the production of books and records as described above; (ii) the Special Accountant shall be bound by the terms and provisions of this Agreement; and (iii) the Special Accountant shall not ascribe a value to any disputed item or amount higher or lower, as the case may be, than the highest or lowest value ascribed by the Buyer or the Seller to such item in the Buyer Working Capital Statement or Working Capital Notice of Dispute, respectively. The fees, costs and expenses of such Special Accountant incurred in connection with any dispute will be borne by the non-prevailing party, or if the Special Accountant determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer. The Working Capital Adjustment as finally determined pursuant to this Section 2.7(c) is the “Final Working Capital Adjustment” and the balance sheet prepared by the Buyer, as amended to reflect any modifications agreed to by the Buyer and the Seller or made by the Special Accountant, is referred to herein as the “Final Closing Balance Sheet.”

(d)     Purchase Price Adjustments.

(i)     If the Estimated Working Capital Adjustment is greater than the Final Working Capital Adjustment, the Seller shall refund to the Buyer an amount equal to such excess.

(ii)     If the Estimated Working Capital Adjustment is less than the Final Working Capital Adjustment, the Buyer shall pay to the Seller the amount of such deficiency.

(iii)     If the Estimated Working Capital Adjustment equals the Final Working Capital Adjustment, then no further payment or refund shall be made pursuant to this Section 2.7.

(iv)     Any payment to be made pursuant to this Section 2.7(d) shall be paid in immediately available funds to a single bank account designated in writing by the Seller or the Buyer, as applicable, and shall be paid within ten (10) Business Days after the Final Working Capital Adjustment is finally determined in accordance with Section 2.7(c).

Section 2.8     Earn-Out.

(a)     Definitions. For purposes of this Agreement, the following terms have the meaning specified below:

(i)     “Acceleration Event” means (A) a Change in Control occurs, and (B) in connection with such Change in Control, the acquiring Person does one of the following (in each case without the consent of the Shareholder(s) then employed by the Buyer) (each an “Acquired Business Change Event”): (1) closes the operations of the Buyer in Alpharetta, Georgia, (2) changes the operations of the Buyer in Alpharetta, Georgia in a manner that will materially adversely affect the ability of the Acquired Business to achieve the Gross Profit targets, or (3) requires the Shareholder(s) then employed by the Buyer to relocate their principal place(s) of employment more than 50 miles from their then-current principal place(s) of employment.

Notwithstanding the foregoing, an Acquired Business Change Event shall not result in an Acceleration Event unless (x) the Seller first gives written notice to the acquiring Person that references this Section 2.8 and that specifies in reasonable detail the nature and extent of the circumstances constituting the Acquired Business Change Event, and specifies the reasonable steps that the acquiring Person must take to cure such Acquired Business Change Event, and (y) such Acquired Business Change Event is not cured within sixty (60) days after such notice is provided; provided, however, that if such Acquired Business Change Event is not reasonably capable of being cured within sixty (60) days, such Acquired Business Change Event shall not result in an Acceleration Event if the acquiring Person in good faith commences actions to cure such Acquired Business Change Event within such 60-day period and thereafter does continuously endeavor to cure such Acquired Business Change Event within a reasonable period of time.

(ii)     “Acquired Business” shall mean the Assets of and Business conducted by the Seller as of the Closing Date and acquired by the Buyer. For the purpose of calculating the Contingent Future Payment, the Buyer shall separately account for the financial results of the Acquired Business during each Measurement Period so that such financial statements do not include the operating results from any other business, customer, segment or division of the Buyer, whether now owned or hereafter acquired by the Buyer or its Affiliates, including any of the foregoing that is now or at any time hereafter included as part of or consolidated with the Acquired Business or any division of the Buyer or its Affiliates under which the Acquired Business is organized. For the avoidance of doubt, any business or customer originated by the Acquired Business after the Closing shall be included in the results of the Acquired Business for purposes of the earn-out calculation described in this Section 2.8.

(iii)     “Additional Contingent Payment” means, with respect to any Measurement Period, fourteen percent (14%) of the amount of the Earnings of the Acquired Business in excess of the targets for each Measurement Period set forth on Schedule 2.8(a)(iii). For the avoidance of doubt, the Additional Contingent Payment shall be determined separately for each Measurement Period based solely on the amount of the Earnings of the Acquired Business for the applicable Measurement Period, and without regard to the amount of the Earnings of the Acquired Business or the Additional Contingent Payment earned for any other time period.

(iv)     “Change in Control” means either of the following occurs: (A) the Buyer sells all or substantially all of its assets (in a transaction requiring shareholder approval), or (B) any Person or group of Persons within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of more than 50% of the Buyer’s outstanding voting stock (whether by way of purchase of stock, merger or otherwise).

Notwithstanding the foregoing, the following transactions shall in no event constitute a Change in Control: (x) any going private transaction with respect to the Buyer (including any transaction subject to Rule 13e-3 under the Securities and Exchange Act of 1934), or (y) any acquisition of stock by any of the Benstock family or their Affiliates, including pursuant to transfers for estate planning purposes.

(v)     “Contingent Future Payment” means, with respect to any Measurement Period, the amount determined in accordance with Schedule 2.8(a), based on the Gross Profit for such Measurement Period relative to the target Gross Profit for that Measurement Period. The maximum Contingent Future Payment for any Measurement Period is $2,000,000 ($1,200,000 for calendar year 2014) (the aggregate maximum Contingent Future Payment for all Measurement Periods is $7,200,000). For the avoidance of doubt, the Contingent Future Payment shall be determined separately for each Measurement Period based solely on the Gross Profit for the applicable Measurement Period, and without regard to the amount of Gross Profit or Contingent Future Payment earned for any other time period.

(vi)     “Earnings of the Acquired Business” means the earnings of the Acquired Business before interest, income taxes, and amortization of intangible assets related to the Transaction, as determined by the Company in accordance with GAAP. For clarity, all expenses of the Acquired Business other than those specifically listed in the preceding sentence shall be taken into account in determining the Earnings of the Acquired Business.

(vii)     “Gross Profit” means, for any Measurement Period, the gross profit of the Acquired Business, determined in accordance with GAAP.

(viii)     “Measurement Period” means each of the following: (A) calendar year 2014, (B) calendar year 2015, (C) calendar year 2016, and (D) calendar year 2017.

(b)     Calculation. The Buyer shall, within 60 days after filing its Form 10-K for a Measurement Period, prepare and deliver to the Seller: (i) a written statement setting forth the Buyer’s calculation of the Gross Profits and the Earnings of the Acquired Business for the Measurement Period (“Gross Profit Statement”) and (ii) based on such Gross Profit Statement, a calculation of the amounts of the Contingent Future Payment and the Additional Contingent Payment for the Measurement Period, if any. During the next thirty (30) days, the Buyer shall, at the reasonable request of the Seller and during normal business hours, afford the Seller and its advisors access to the books and records of the Buyer related to the Acquired Business and otherwise reasonably cooperate with the Seller and their advisors in order to permit the Seller and its advisors to review the Gross Profit Statement provided by the Buyer and confirm the Buyer’s determination of the Gross Profit, the Earnings of the Acquired Business, the Contingent Future Payment and the Additional Contingent Payment for the applicable Measurement Period. The Seller agrees to keep confidential and not disclose, divulge, or use for any purpose (other than to monitor the calculation of the Contingent Future Payments and the Additional Contingent Payments) any financial or other confidential information obtained from the Buyer pursuant to the terms of this Section 2.8. If the parties have a dispute related to Buyer’s production of books and records, then the Special Accountant shall be engaged immediately to resolve the dispute relating to the production of books and records.

(c)     Dispute Procedures. If the Seller disputes any determination by the Buyer pursuant to Section 2.8(b), then the Seller shall give the Buyer notice of such dispute (a “Earn-Out Notice of Dispute”), not more than thirty (30) days after the date on which the Seller receives the Buyer’s Gross Profit Statement, or the decision of the Special Accountant with respect to the production of books and records, if applicable, whichever is later, specifying in reasonable detail any points of dispute and including a proposed determination of the Gross Profit and the Earnings of the Acquired Business for the applicable Measurement Period. The Seller shall be deemed to have accepted any determination by the Buyer in the Gross Profit Statement and each such determination shall be deemed conclusive, binding and final if (i) the Seller fails to give an Earn-Out Notice of Dispute within such 30-day period, or (ii) the Seller gives notice to the Buyer accepting a determination within such 30-day period. Upon receipt of the Earn-Out Notice of Dispute, the Buyer and the Seller shall consult promptly with each other with respect to the points of dispute in an effort to resolve the dispute. If such dispute is resolved by a written, signed agreement of the Seller and the Buyer, the agreed amount will be deemed conclusive, binding and final. If any dispute is not resolved by the Seller and the Buyer within 30 days after the Earn-Out Notice of Dispute is given to the Buyer, either the Seller or the Buyer may elect, by written notice to the other party, to refer the dispute to the Special Accountant to finally determine, as soon as practicable, all such disputes. All determinations by the Special Accountant shall be in writing, and shall be conclusive, final, and binding; provided that (i) the scope of the Special Accountant’s engagement will be limited solely to resolving the disputes regarding the determination of the Gross Profit and/or the Earnings of the Acquired Business that are set forth in the Earn-Out Notice of Dispute, including any disputes related to the production of books and records as described above; (ii) the Special Accountant shall be bound by the terms and provisions of this Agreement; and (iii) the Special Accountant shall not ascribe a value to any disputed item or amount higher or lower, as the case may be, than the highest or lowest value ascribed by the Buyer or the Seller to such item in the Gross Profit Statement or Earn-Out Notice of Dispute, respectively. The fees, costs and expenses of such Special Accountant incurred in connection with any dispute will be borne by the non-prevailing party, or if the Special Accountant determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer.

(d)     Time of Payment. The Contingent Future Payment and Additional Contingent Payment for a Measurement Period shall be paid by the Buyer to the Seller in immediately available funds to a single bank account designated in writing by the Seller, and shall be paid within ten (10) Business Days after the amount of the Contingent Future Payment and Additional Contingent Payment is finally determined in accordance with Section 2.8(c); provided, that, with respect to the Contingent Future Payment and Additional Contingent Payment for the calendar year 2014 Measurement Period, if any, such payment shall be payable no earlier than the second anniversary of the Closing Date.

(e)     Acceleration of Earn-Out Payment. If an Acceleration Event occurs during a Measurement Period, then (i) the maximum Contingent Future Payment for the Measurement Period in which the Acceleration Event occurs (i.e., $1,200,000 or $2,000,000, as the case may be) shall be deemed earned by the Seller, without regard to the actual Gross Profit for that period, and (ii) the maximum Contingent Future Payment(s) for the Measurement Period(s) commencing after the Measurement Period in which the Acceleration Event occurs, if any (i.e., $1,200,000 or $2,000,000 for each, as the case may be), shall be deemed earned by the Seller. If an Acceleration Event occurs during calendar year 2013, then the maximum aggregate Contingent Future Payment (i.e., $7,200,000) shall be deemed earned by the Seller. If any Contingent Future Payment(s) are payable under this Section 2.8(e), such amount shall be paid by the Buyer to the Seller in immediately available funds to a single bank account designated in writing by the Seller, and shall be paid within ten (10) Business Days after the occurrence of the Acceleration Event. For the avoidance of doubt, if an Acceleration Event occurs at any time, Seller will remain eligible to receive Additional Contingent Payments for the remaining Measurement Periods.

(f)     Forfeiture of Earn-Out Payment. Notwithstanding anything to the contrary:

(i)     The Seller’s rights to all Contingent Future Payments and Additional Contingent Payments shall be forfeited, and none shall be paid to the Seller, if Frederick L. Hill, III and Kirby P. Sims, Jr. do not each remain continuously employed by the Buyer from the Closing Date through the second anniversary of the Closing Date. However, forfeiture under this Section 2.8(f)(i) shall not occur if Frederick L. Hill, III dies on or before the second anniversary of the Closing Date and Kirby P. Sims, Jr. remains continuously employed by the Buyer during this time period.

(ii)     With respect to any Measurement Period, (A) one-third (1/3) of the amount of the Contingent Future Payment and Additional Contingent Payment otherwise payable to the Seller for the Measurement Period shall be forfeited, and not paid to the Seller, if Frederick L. Hill, III does not remain continuously employed by the Buyer from the Closing Date through the end of the Measurement Period (including as a result of his death, notwithstanding the provisions of Section 2.8(f)(i)), and (B) two-thirds (2/3) of the amount of the Contingent Future Payment and Additional Contingent Payment otherwise payable to the Seller for the Measurement Period shall be forfeited, and not paid to the Seller, if Kirby P. Sims, Jr. does not remain continuously employed by the Buyer from the Closing Date through the end of the Measurement Period.

(iii)     If an Acceleration Event occurs, (A) one-third (1/3) of the amount of the Contingent Future Payment otherwise payable to the Seller upon the Acceleration Event shall be forfeited, and not paid to the Seller, if Frederick L. Hill, III does not remain continuously employed by the Buyer from the Closing Date through the date of the Acceleration Event (including as a result of his death, notwithstanding the provisions of Section 2.8(f)(i)), and (B) two-thirds (2/3) of the amount of the Contingent Future Payment and Additional Contingent Payment otherwise payable to the Seller upon the Acceleration Event shall be forfeited, and not paid to the Seller, if Kirby P. Sims, Jr. does not remain continuously employed by the Buyer from the Closing Date through the date of the Acceleration Event.

(g)     Post-Closing Operation of Business. The Seller acknowledges that the Buyer makes no representation that this arrangement will generate any particular amount of Contingent Future Payments and Additional Contingent Payments and, since the amount of any such Contingent Future Payments and Additional Contingent Payments derives from the financial performance of the Acquired Business during the Measurement Period, it is possible that no Contingent Future Payments or Additional Contingent Payments will be earned. The Buyer does not have any obligation or owe any duty (whether fiduciary, contractual or otherwise) to the Seller to operate its business with the focus of maximizing or obtaining any portion of the Contingent Future Payments or the Additional Contingent Payments. Nothing in this Agreement provides the Shareholders with any right to employment or continued employment for any specified period that is in addition to any such rights provided by the Employment Agreements.

Section 2.9     Delivery of Restricted Buyer Shares. At the Closing, and subject to the terms and conditions of the Restricted Stock Agreements (including in reliance on the investment representations and warranties made by the Seller and Shareholders therein), the Buyer shall issue one-third (1/3) of the Restricted Buyer Shares to each Shareholder. The parties acknowledge that the issuance of the Restricted Buyer Shares directly to the Shareholders is for the convenience of the parties, and that all Restricted Buyer Shares will be deemed issued first to the Seller as part of the Purchase Price for the Assets, and then transferred by the Seller pro-rata to the Shareholders.

Section 2.10     Purchase Price Adjustment. For all purposes, including Tax purposes, the Working Capital Adjustment, Contingent Future Payments and other price adjustments contemplated by Sections 2.7 and 2.8 shall be treated as additional purchase price paid by the Buyer to the Seller, or reductions to the purchase price paid, for the Assets (except to the extent a portion of any payment by the Buyer is properly treated as imputed interest for Tax purposes), and the parties will file all Tax Returns consistent with such treatment.

Section 2.11     Non-Assignable Assets. As between any third party or Governmental Entity on the one hand, and the Seller on the other hand, this Agreement shall not constitute an agreement to assign any Contract or any right thereunder if an attempted assignment, without the consent of, or other action by, such third party or Governmental Entity, would constitute a violation of any applicable Law or a breach of or in any way adversely affect the rights of such third party, such Governmental Entity, the Buyer or the Seller thereunder; provided, however, that if such consent is not obtained or such other action is not taken prior to the Closing then, as between the Seller and the Buyer, the Seller shall, to the extent reasonably practicable, (a) provide to the Buyer the benefits of the applicable Contract or other Asset, (b) reasonably cooperate in any reasonable arrangement designed to provide such benefits to the Buyer, and (c) enforce at the request and expense of the Buyer and for the account of the Buyer, any rights of the Seller arising from any such Contract or other Asset. The Buyer shall use commercially reasonable efforts to perform the obligations under any such Contract, but only if and to the extent that such obligations are Assumed Liabilities. For the avoidance of doubt, nothing in this Section 2.11 shall obligate the Buyer to pay, perform or discharge any Excluded Liability. In addition, the parties will undertake commercially reasonable efforts to obtain the necessary consents of all third-parties to the Assumed Contracts within six (6) months after the Closing Date. If any customer terminates the relevant Assumed Contract based on the failure to obtain a necessary consent, Seller shall satisfy any Liabilities arising from such Assumed Contract, including, without limitation, payment to Buyer for any inventory not purchased by a customer after termination of its Assumed Contract. If, however, any customer refuses to give its consent to the assignment of its Assumed Contract to Buyer, and such customer does not terminate the Assumed Contract within the 6-month period, then Seller may request permission from Buyer to terminate such Assumed Contract. Within ten (10) days of the date of Seller’s request to terminate, the Buyer may either reject or accept the request to terminate from Buyer. If Buyer fails to respond to Buyer’s request, then Buyer shall be deemed to have rejected the request. If Buyer accepts the request of Seller to terminate, then Seller shall terminate such Assumed Contract, and Seller shall satisfy any Liabilities arising from, or relating to, the terminated Assumed Contract including, without limitation, payment to Buyer for any inventory not purchased by a customer after termination of its Assumed Contract. If Buyer rejects the request of Seller to terminate, then Buyer will assume all Liabilities arising from, or relating to, the Assumed Contract. Any payments by a customer of the Acquired Business for inventory shall be retained by Buyer, unless Buyer has already made a reduction for such inventory pursuant to the Final Working Capital Adjustment, in which case, Seller shall retain such payments. To the extent the failure to obtain any consent required for the assignment of any Assumed Contract causes a breach under such Assumed Contract, any Liability resulting from such breach shall be an Excluded Liability (unless Buyer assumes the Liability under such Assumed Contract as described above).

Section 2.12     Withholding Tax . The Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that the Buyer may be required to deduct and withhold under any provision of applicable Law. All such withheld amounts shall be treated as delivered to the Seller hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1     Representations and Warranties of the Seller and Shareholders. The Seller and the Shareholders, jointly and severally, represent and warrant to the Buyer that each of the statements contained in this Section 3.1 is true and correct as of the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule, which shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.1.

(a)     Due Organization and Good Standing. The Seller is duly organized, validly existing, and in good standing as a corporation under the Laws of the State of Georgia. The Seller has all requisite power and authority and all Permits necessary to own, lease, hold and operate its assets and properties and to carry on its businesses as now conducted and the Seller has all Permits necessary to carry out the transactions contemplated by this Agreement. Copies of the articles of incorporation, bylaws and any shareholders’ agreement of the Seller that have been made available to the Buyer (the “Organizational Documents”) reflect all amendments thereto and are true, correct and complete.

(b)     Capacity, Authorization, Execution and Delivery; Valid and Binding Agreement. The Seller and each Shareholder has the power, authority and legal capacity and has taken all required corporate and other action on its part necessary to permit and duly authorize it to execute and deliver and to carry out and perform the terms of this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by the Seller and each Shareholder, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and such other Transaction Documents constitute the legal, valid and binding obligation of the Seller and each Shareholder, enforceable against them in accordance with their terms.

(c)     Governmental Filings. No filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by the Seller or the Shareholders, or the consummation by the Seller and the Shareholder of the transactions contemplated by this Agreement and other Transaction Documents, except for those set forth on Part 3.1(c) of the Disclosure Schedule.

(d)     Subsidiaries.

(i)     The Seller does not have any subsidiaries and does not own, directly or indirectly, any stock, limited liability company interest or membership interest, partnership interest or other equity or voting interest in or of any Person.

(e)     Financial Statements. The Seller has provided true and complete copies of the Financial Statements to the Buyer. The Financial Statements are consistent in all material respects with the books and records of the Seller (which, in turn, are accurate and complete in all material respects) and have been prepared in accordance with GAAP, subject, in the case of interim statements, to normal recurring year-end adjustments necessary for a fair presentation of interim results (in accordance with GAAP) and the absence of notes thereto. The Financial Statements fairly present, in all material respects, the financial position of the Seller as of the dates thereof and the results of operations, revenues, expenses and cash flows for the periods then ended, subject, in the case of interim statements, to normal recurring year-end adjustments necessary for a fair presentation of interim results (in accordance with GAAP) and the absence of notes thereto (none of which disclosure notes or adjustments would, alone or in the aggregate, be materially adverse to the business, operations, assets, Liabilities, financial condition, operating results, cash flow or net worth of the Seller).

(f)     No Conflict or Violation. Except as set forth on Part 3.1(f) of the Disclosure Schedule, the execution, delivery and performance by the Seller and the Shareholders of this Agreement and the other Transaction Documents and the consummation by the Seller and the Shareholders of the transactions contemplated hereby and thereby do not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents, any Law, or any Order to which the Seller or any Shareholder is a party or by which the Seller or any Shareholder is bound, or (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any Contract or Permit to which the Seller or any Shareholder is a party or by which the Seller, any Shareholder or the Acquired Business is bound or to which any of the Assets are subject.

(g)     Legal Proceedings. Except as set forth on Part 3.1(g) of the Disclosure Schedule, there are (and, since January 1, 2007, have been) no Actions pending or threatened in writing or, to the Knowledge of the Seller, otherwise threatened by or against the Seller or its assets or properties or against any of the Shareholders, directors, officers, employees or other service providers of the Seller relating to or resulting from their services to the Seller. Except as set forth on Part 3.1(g) of the Disclosure Schedule, neither the Seller nor any Shareholder is the subject of any Order related to the Business.

(h)     Personal Property; Owned and Leased Real Property.

(i)     The Seller holds good, valid and marketable title to all Assets, free and clear of all Encumbrances other than Permitted Encumbrances. At the Closing, the Seller will convey to Buyer good, valid and marketable title to the Assets, free and clear of all Encumbrances other than Permitted Encumbrances, without incurring any penalty or other adverse consequence (including any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement).

(ii)     The Seller does not own any real property. The locations listed on Part 3.1(h)(ii) of the Disclosure Schedule (the “Leased Facilities”) are the only real property leased, subleased or licensed to the Seller. Part 3.1(h)(ii) of the Disclosure Schedule sets forth (A) a list of all leases, subleases and licenses with respect to the Leased Facilities and all amendments, modifications or other agreements relating thereto, including any recognition, subordination, nondisturbance, attornment or other agreements in the Seller’s possession with any lenders with mortgages or deeds of trust encumbering the landlord’s interest in the applicable Leased Facility (the “Facility Leases”), and (B) the respective landlord for each such Leased Facility. The Seller has made available true, correct and complete copies of all Facility Leases to the Buyer. Except for collateral lease assignments that will terminate at Closing, the Seller has not assigned, subleased, transferred, conveyed, mortgaged, or otherwise encumbered its interest in such Facility Leases or the Leased Facilities, or granted to any third party any right to occupy the Leased Facilities, and there are no options or right of first offer or refusal to acquire any such rights. The Facility Leases contain the entire agreement regarding the use or occupancy of the premises subject to the Facility Leases. All of the Facility Leases are in full force and effect, and afford the Seller peaceful and undisturbed possession of the Leased Facilities. All rent and additional rent payments, including operating expenses, property taxes and pass-throughs, are paid current through the Closing Date, subject only to customary year-end reconciliations. No default exists on the part of the Seller, as tenant, or to the Seller’s Knowledge on the part of the landlords, under the Facility Leases.

(iii)     The Assets constitute all of the assets and other properties and rights (whether tangible or intangible and whether real, personal or mixed, but excluding any expenditures or expansion relating to increased or higher volume of business that occurs or is anticipated to occur after Closing) necessary and sufficient to permit the Seller to conduct the Acquired Business before the Closing as currently conducted by the Seller. The tangible assets included in the Assets are in good operating condition and repair and are adequate for the uses to which they are put, and no such assets are in need of replacement or maintenance or repair, except for routine replacement, maintenance and repair for ordinary wear and tear, and to Seller’s Knowledge, no such routine replacement, maintenance and repair has been deferred within the past twelve (12) months. All of the tangible personal property and other tangible assets that are included as Assets are located, or will be located as of the Closing, at the Leased Facilities, except to the extent an asset may be in transit as a result of use in the ordinary course of business.

(i)     Taxes.

(i)     The Seller has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in material compliance with all applicable Laws, and all such Tax Returns are true and accurate in all material respects. All Taxes due and payable by the Seller (whether or not shown or required to be shown on any Tax Return) have been paid and the Seller has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, creditor, or other third party and has complied with all informational reporting and other requirements of Law related to such withholding obligations. Part 3.1(i)(i) of the Disclosure Schedule lists all audits of any Tax Returns, including a description of the nature and, if completed, the outcome of each audit.

(ii)     The Seller has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 2006 and will be an S corporation up to and including the Closing Date. The Seller is not, and has never been, a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code or any similar provision of state, local or foreign Tax Law) or filed or been included in any affiliated, combined, consolidated, or unitary Tax Return. The Seller is not liable for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of any state, local or foreign Tax Law, as a transferee or successor, by Contract, or otherwise. The Seller is not, and has never been, a party to any joint venture, partnership or other arrangement that is a partnership for income Tax purposes. The Seller has not, in the past 10 years: (i) acquired assets from another corporation in a transaction in which the Seller’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation.

(iii)     The charges, accruals, and reserves with respect to Taxes on the Balance Sheet are adequate and are at least equal to the Seller’s liability for Taxes as of the date of the Balance Sheet, and the Seller has not incurred any Liability for Taxes since the date of Balance Sheet except for Taxes incurred in the ordinary course of business or Taxes incurred on the Closing Date from the consummation of the transactions contemplated by this Agreement.

(iv)     Except as set forth on Part 3.1(i)(iv) of the Disclosure Schedule: (A) the Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (B) there is no dispute or claim concerning any Tax Liability of the Seller (or the Shareholders with respect to their ownership of capital stock of the Seller) either claimed or raised by any taxing authority in writing or, to the Knowledge of the Seller, other than in writing; (C) no claim has been made by a taxing authority in a jurisdiction where the Seller does not file Tax Returns that the Seller (or the Shareholders with respect to their ownership of capital stock of the Seller) is or may be subject to Taxes assessed by such jurisdiction; (D) there are no Encumbrances for Taxes upon the assets of the Seller other than Permitted Encumbrances; (E) there is no tax sharing agreement, tax allocation agreement, tax indemnity obligation, or similar agreement, arrangement, understanding, or practice, oral or written, with respect to Taxes that could require any payment by the Seller, and (F) the Assets do not include any capital stock of a corporation or any interest in a joint venture, partnership, limited liability company or other arrangement that is a partnership for income Tax purposes.

(v)     The Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code. The Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)     Absence of Certain Changes. Except as set forth on Part 3.1(j) of the Disclosure Schedule, since December 31, 2012, there has not occurred any Material Adverse Effect. Except as set forth on Part 3.1(j) of the Disclosure Schedule, since December 31, 2012 (unless otherwise specified below), the Seller has conducted its business in the ordinary course in all material respects, and the Seller has not:

(i)     allowed any Encumbrance to be placed upon any of its assets, other than Permitted Encumbrances;

(ii)     cancelled, compromised or waived any claims with a potential value in excess of $5,000 (individually or in the aggregate);

(iii)     accelerated any material obligation or terminated, modified, canceled or waived any material right under any Seller Contract;

(iv)     acquired (by merger, consolidation or acquisition of stock or assets), licensed, sold, leased, transferred or otherwise disposed of or abandoned or permitted to lapse any collection of assets constituting all or substantially all of a business (including any Company Intellectual Property set forth in Part 3.1(q)(i) of the Disclosure Schedule) or business unit, corporation, partnership or other business organization or division thereof;

(v)     acquired, sold, transferred or otherwise disposed of properties or assets, other than in the ordinary course of business;

(vi)     changed its accounting methods or principles theretofore adopted or followed, except as required by GAAP and reflected in a note to the Financial Statements, or reversed any accounting accruals or reserves;

(vii)     changed its cash management practices and policies, or changed its practices and procedures regarding sales, accounts receivables, inventory, payables or accrued expenses;

(viii)     experienced any damage, destruction or casualty loss (other than those covered by insurance) with respect to any of the assets or properties of the Seller that, individually or in the aggregate, exceeds $5,000;

(ix)     made any change in compensation paid or payable to any employee from the amounts set forth in Part 3.1(l)(ii) of the Disclosure Schedule;

(x)     issued any note, bond, or other debt security, or created, incurred, assumed or guaranteed any Indebtedness;

(xi)     implemented any plant closing or layoff of employees that could implicate the WARN Act;

(xii)     made any change or amendment to, or adopted or terminated, any Company Plan;

(xiii)     made any change to any Tax election or Tax Return, other than as required by Law, or settled or compromised any Liability or Action relating to Taxes or entered into any closing agreement;

(xiv)     adopted a complete or partial plan of liquidation or resolutions authorizing or providing for such a liquidation or dissolution, consolidation, recapitalization, reorganization or bankruptcy, or made a general assignment for the benefit of creditors;

(xv)     made any loan, advance or capital contribution or investment to or in any Person;

(xvi)     effected any transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Company Intellectual Property;

(xvii)     abandoned, allowed to lapse, cancelled or otherwise forfeited any rights with respect to any current or former Company Intellectual Property; or

(xviii)     entered into any Contract to take any of the actions specified in this Section 3.1(j).

(k)     Company Contracts.

(i)     Except set forth in Section 3.1(k)(i)(Q) below, Part 3.1(k)(i) of the Disclosure Schedule sets forth a list of Contracts to which the Seller is a party or to which any of its assets or properties are bound (“Seller Contracts”) and which are in any one or more of the categories listed below:

(A)     all Contracts involving aggregate consideration in excess of $5,000;

(B)     all Contracts that require the Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(C)     all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(D)     all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(E)     all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, sales representative, market research, marketing consulting and advertising Contracts;

(F)     all Contracts with customers;

(G)     all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);

(H)     all Contracts relating to Indebtedness (including guarantees);

(I)     all Contracts with any Governmental Entity;

(J)     all Contracts not made in the ordinary course of business, including any Contract containing a covenant not to compete or limiting or purporting to limit the method or scope of conduct of the Business or preventing the Seller or the Shareholders from engaging freely in the Business anywhere in the world, in each case binding on the Seller, any Shareholder or any of their employees or other service providers;

(K)     all joint venture, partnership or similar Contracts;

(L)     all Contracts for the sale of any of the Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Assets;

(M)     all Contracts between the Seller, on the one hand, and any Shareholder, director, officer, employee or other service provider of the Seller, or any of their family members, or any of their respective Affiliates, on the other hand;

(N)     all powers of attorney with respect to the Business or any Asset;

(O)     all collective bargaining agreements or Contracts with any union, works council or labor organization;

(P)     all Contracts with respect to Intellectual Property, including (1) Contracts with current or former employees, consultants, or contractors regarding the ownership, use, protection or nondisclosure of any Intellectual Property, and (2) any Contract relating to the licensing of Intellectual Property by the Seller from or to a third party (except licenses for commercially available, unmodified, off-the-shelf software purchased or licensed for less than a total cost of $5,000 in the aggregate entered into by the Seller in the ordinary course of business);

(Q)     other than those Contracts which had been posted as of June 21, 2013 to the “Project Sababa” ShareFile Site maintained by Cross Keys Capital, all Contracts that (1) cannot be terminated by the Seller unless it provides advance notice of sixty (60) days or more, or (2) cannot be terminated by the Seller without incurring a fee, penalty, charge, payment or prepayment obligation;

(R)     all other contracts that are material to the Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.1(k)(i); and

(S)     any outstanding binding commitment to enter into any Contract of the type described in subsections (A) through (R) of this Section 3.1(k)(i).

(ii)     Except as set forth on Part 3.1(k)(ii) of the Disclosure Schedule, (A) the Seller is not in breach of or default under any Seller Contract, (B) to the Knowledge of the Seller, no counterparty is in breach of or default under any Seller Contract, and (C) all certifications and representations submitted by or on behalf of the Seller in connection with any Seller Contract were true and correct when given and all notices regarding the updating of such certifications and representations have been given if required. Except as set forth on Part 3.1(f) of the Disclosure Schedule, all of the Seller Contracts are binding and enforceable in accordance with their respective terms, subject to the laws of general application in effect affecting creditors’ rights and subject to the exercise of judicial discretion in accordance with general equitable principles, and the transactions contemplated by this Agreement and the other Transaction Documents will not afford any other party the right to terminate or make any modifications to the terms of any such Seller Contract. The Seller has made available to the Buyer true and correct copies of all Seller Contracts (together with all amendments, waivers or other changes thereto) set forth or required to be set forth on Part 3.1(k)(i) of the Disclosure Schedule.

(l)     Employees and Compensation.

(i)     Except as set forth on Part 3.1(l)(i) of the Disclosure Schedule, the Seller is not subject to any pending labor dispute or other labor-related Action, no such Action has occurred within the past five (5) years, and, to the Knowledge of the Seller, no such Action is threatened. None of the employees of the Seller are represented by any labor organization nor is there any collective bargaining agreements otherwise in effect or being negotiated with respect to such employees in connection with their employment by the Seller, and no union organizing activities involving such employees are pending or, to the Knowledge of the Seller, threatened and no such organizing activities have occurred within the past five (5) years.

(ii)     Part 3.1(l)(ii) of the Disclosure Schedule sets forth (A) a true and correct list of the name and current annual salary, commissions and/or bonus paid in respect of the fiscal year ended December 31, 2012, and the maximum salary, commissions (and commission schedule) and/or bonus that may be earned in respect of the fiscal year ended December 31, 2013, of each Shareholder, director, officer or employee (including any leased or temporary employee) of the Seller, and (B) a description of any other form of compensation or benefits paid, payable or provided by the Seller to each such person for the fiscal year ended December 31, 2012 or scheduled to be paid or provided in respect of the fiscal year ended December 31, 2013. Part 3.1(l)(ii) of the Disclosure Schedule also names any such person who is absent from work due to a work-related injury, is receiving workers’ compensation or is receiving disability compensation, or is otherwise on any form of leave, whether paid or unpaid. Except as set forth on Part 3.1(l)(ii) of the Disclosure Schedule, there are no special bonuses, sale bonuses or other similar compensation payable to any Shareholder, employee or independent contractor of the Seller in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(iii)     Except as set forth on Part 3.1(l)(iii) of the Disclosure Schedule, all officers and employees of the Seller are employees at-will, terminable without penalty; and there are no outstanding agreements or arrangements with respect to severance payments to current or former employees of the Seller. Except as set forth on Part 3.1(l)(iii) of the Disclosure Schedule, there are no agreements with independent contractors of the Seller.

(iv)     Except as set forth on Part 3.1(l)(iv) of the Disclosure Schedule, there are no accrued and unpaid wages, bonuses, vacation pay, commissions, personal leave payments, or other amounts owed or potentially owed to the directors, officers, employees or independent contractors of the Seller.

(v)     To the Knowledge of the Seller, no officer or key employee or sales / marketing staff person of the Seller and no group of key employees or sales / marketing staff persons of the Seller has any plans to terminate his or her employment with the Seller and none of the foregoing persons has notified the Seller or any Shareholder of his or her intention to terminate his or her employment with the Seller.

(vi)     Each employee of the Seller who is in a managerial or sales / marketing position has executed a restrictive covenants agreement in the form set forth in Part 3.1(1)(vi) of the Disclosure Schedule. To Seller’s Knowledge, no employee or sales / marketing staff person of the Seller is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements with any Person other than the Seller relating to or in conflict with the present Business of the Seller or the Buyer.

(m)     Compliance; Environmental Matters.

(i)     The Seller has in full force and effect all Permits necessary for it to own, lease or operate its assets and properties and to carry on and conduct its Business in all respects. Part 3.1(m)(i) of the Disclosure Schedule sets forth a correct and complete list of all Permits held by the Seller, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in the revocation, suspension, limitation or adverse modification of any Permit. None of the Permits listed on Part 3.1(m)(i) of the Disclosure Schedule are transferable to the Buyer in connection with the transactions contemplated hereby. The Seller has not been notified and presently has no Knowledge that any Permit will not be renewed in the ordinary course of business upon its expiration.

(ii)     The Seller is not, and has not been since December 31, 2009, in violation or breach of any Orders, Permits or Laws applicable to the Business, the Seller’s assets or properties, or employees and other service providers conducting the Business. Except as set forth on Part 3.1(m)(ii) of the Disclosure Schedule, no notice or warning from any Governmental Entity with respect to any failure or alleged failure of the Seller to comply with any Order, Permit or Law has been received by the Seller nor, to the Knowledge of Seller, is any such notice or warning proposed or threatened.

(iii)     Without limiting the foregoing, the operations of the Seller with respect to the Business and the Assets are currently and have been in compliance with all Environmental Laws. There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Materials which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller. The Seller has not received from any Person, with respect to the Business or the Assets, any: (A) Environmental Notice or Environmental Claim; or (B) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed on Part 3.1(m)(i) of the Disclosure Schedule) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that constitutes a violation of an Environmental Law. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same. Seller has not retained or assumed, by Contract or operation of Law, any Liabilities of other Persons under Environmental Law in connection with the Business or that might affect the Assets or any real property currently or formerly owned, leased or operated by the Seller in connection with the Business.

(iv)     None of the Business or the Assets or any real property currently or formerly owned, leased or operated by the Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list. Part 3.1(m)(iv) of the Disclosure Schedule contains (A) a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Seller in connection with the Business or the Assets, (B) a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Assets as to which the Seller may retain Liability.

(v)     The Seller has provided or otherwise made available to the Buyer and listed on Part 3.1(m)(v) of the Disclosure Schedule: (A) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of the Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (B) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes). Seller has no Knowledge, as of the Closing Date, of any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Assets as currently carried out.

(n)     Product Safety; Product Liability; Warranties; Discounts.

(i)     Each product sold and/or imported by the Seller in connection with the Business has been designed, constructed, manufactured, packaged, installed, and labeled in compliance with all material regulatory, engineering, industrial, and other codes or Laws applicable thereto, and Seller has not received notice of any alleged noncompliance with any such code or Law.

(ii)     The Seller does not have any Liability, and no circumstances exist that would reasonably be expected to give rise to any Action against Seller which, if adversely determined, would be reasonably likely to give rise to a material Liability, arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold and/or imported by Seller in connection with the Business.

(iii)     Part 3.1(n)(iii) of the Disclosure Schedule includes copies of the standard terms and conditions for the sale of products and services by Seller in the Business (containing applicable guaranty, warranty, indemnity, rebate, volume discount, and refund provisions). Except as set forth on Part 3.1(n)(iv) of the Disclosure Schedule, no product or service sold by Seller in the Business is subject to any material rebate, volume discount, or refund term beyond the applicable standard terms and conditions of sale or lease set forth in Part 3.1(n)(iii) of the Disclosure Schedule, and the Seller has no Contract providing for any such non-standard terms.

(o)     Absence of Undisclosed Liabilities; Indebtedness. Except as set forth on Part 3.1(o) of the Disclosure Schedule, the Seller has no Liability arising out of, relating to or in connection with any transaction entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (i) Liabilities reflected in the Balance Sheet; and (ii) Liabilities that have arisen after the Balance Sheet Date in the ordinary course of business (none of which is a Liability for breach of Contract, breach of warranty, tort, infringement, violation of Law or Action). Except as set forth on Part 3.1(o) of the Disclosure Schedule, the Seller does not have any Indebtedness.

(p)     Employee Benefit Plans.

(i)     Part 3.1(p)(i) of the Disclosure Schedule sets forth a list of each Company Plan. With respect to each Company Plan, the Seller has made available to the Buyer true and complete copies of: (A) each Company Plan (or, if not written, a written summary of its terms), any related trust agreement, funding instrument and any other material plan texts and agreements; (B) any and all outstanding summary plan descriptions and material modifications thereto; and (C) the most recent annual report, if applicable, with respect to such Company Plan.

(ii)     Except as set forth on Part 3.1(p)(ii) of the Disclosure Schedule, each Company Plan has been established, maintained and administered, in form and operation, in all respects in accordance with its terms and applicable Law, including ERISA and the Code. All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Company Plan. No unfunded liability exists with respect to any Company Plan. Each Company Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or, if it is a prototype plan, is the subject of a favorable opinion letter issued by the Internal Revenue Service) to the effect that such Company Plan meets the requirements of Section 401(a) of the Code and no events have occurred that would adversely affect such qualified status. The Seller has no Liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA, including by reason of being treated as a single employer under Section 414 of the Code with any Person other than the Seller. The Seller has no current or potential obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable law. There does not exist any pending or, to the Knowledge of the Seller, threatened Actions (other than routine undisputed claims for benefits) with respect to any Company Plan. Except as set forth on Part 3.1(p)(ii) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not (A) entitle any current or former employee or officer of the Seller to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting, or increase the amount of, compensation due any such employee or officer, or (C) result in the forfeiture of compensation or benefits under any Company Plan.

(iii)     Each Company Plan has, since January 1, 2005, complied in operation and form with Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(q)     Intellectual Property.

(i)     Part 3.1(q)(i) of the Disclosure Schedule identifies (A) the registered trademarks, trademark applications, patents, patent applications, registered copyrights, copyright applications, trade names, corporate names, and Internet domain names of the Seller (the “Registered Intellectual Property”); (B) any license pursuant to which Company Intellectual Property is licensed to the Seller by another Person or licensed to another Person by the Seller (except licenses to the Seller for commercially available, unmodified, off-the-shelf software purchased or licensed for less than a total cost of $5,000 in the aggregate entered into by the Seller in the ordinary course of business); and (C) unregistered trademarks and material unregistered copyrights of the Seller. Seller has no pending applications for registration of Intellectual Property. All required filings and fees related to the Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Registered Intellectual Property is in good standing. Part 3.1(q)(i) of the Disclosure Schedule identifies any renewals, fee payments, filings or any other action that is or will be required to be taken with respect to any of the Registered Intellectual Property within six (6) months following the Closing Date.

(ii)     Each license pursuant to which Company Intellectual Property is licensed to the Seller by another Person or licensed to another Person by the Seller (including licenses listed on Part 3.1(q)(i) of the Disclosure Schedule and licenses for commercially available, unmodified, off-the-shelf software not required to be listed on Part 3.1(q)(i) of the Disclosure Schedule) (the “Intellectual Property Licenses”) is valid and binding on the Seller in accordance with its terms and is in full force and effect. Neither the Seller, nor to Seller’s Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property License.

(iii)     The Seller owns and possesses all right, title and interest in and to, or has valid and enforceable licenses to use (each of which is set forth on Part 3.1(q)(i) of the Disclosure Schedule, or is with respect to off-the-shelf software not required to be listed on such schedule), free and clear of all Encumbrances, all Intellectual Property used or held for use by the Seller, as the case may be, in the conduct of the Business as currently conducted or proposed to be conducted (the “Company Intellectual Property”). The Seller’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Seller has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements. The Trade Secrets are not part of public knowledge or literature and have not been used, divulged or appropriated to any Person or to the detriment of the Seller. In addition, any research and development in connection with the Company Intellectual Property was not the result of the work and/or contribution of any third party who has, had or may have any right, title or interest in such Company Intellectual Property, other than as granted to the Seller pursuant to an Intellectual Property License.

(iv)     Except as set forth on Part 3.1(q)(iv) of the Disclosure Schedule, (A) the conduct of the Business, and the products, processes and services of the Business, has not infringed, misappropriated, diluted or otherwise violated, and does not infringe, misappropriate, dilute or otherwise violate any other Person’s Intellectual Property or other rights, and there is no Action pending or currently threatened in writing against the Seller regarding any such matter, and to the Seller’s Knowledge is otherwise threatened; (B) no Action challenging the validity, registrability, enforceability or ownership of any Company Intellectual Property is pending or threatened in writing against the Seller, and to the Seller’s Knowledge, there exists no reasonable basis for any such Action; and (C) no Person has, or is currently, infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property and no such claims are pending or threatened in writing against any Person by the Seller, and to the Seller’s Knowledge, are otherwise threatened. Except as set forth on Part 3.1(q)(iv) of the Disclosure Schedule, the Seller has not granted to any Person rights to any of the Company Intellectual Property. To the Seller’s Knowledge, there is not any Intellectual Property owned or used by any competitor or third party which reasonably would be expected to supersede or make obsolete any product or process of the Seller or limit its business as currently conducted.

(v)     Except as set forth on Part 3.1(q)(v) of the Disclosure Schedule, all personnel, including members of management, employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of any Company Intellectual Property on behalf of Seller have executed appropriate instruments of assignment, including, if appropriate, “work made for hire” language, in favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising. Each executed agreement has been made available to Buyer. To Seller’s Knowledge, none of Seller’s personnel is in violation thereof. None of the Shareholders, the family members of a Shareholder, or any of their Affiliates, and none of the Seller’s employees, agents, consultants, or contractors, has any right, title or interest in and to the Company Intellectual Property.

(vi)     All Software used by the Seller in connection with the Business is licensed to the Seller by a third party. Except as set forth in Part 3.1(q)(vi) of the Disclosure Schedule, Seller has, with respect to all Software it uses in the Business, sufficient and fully paid for licenses with such third parties for the number of users of that Software. Except as set forth in Part 3.1(q)(vi) of the Disclosure Schedule, the Seller has not developed, and is not currently using, or in the past has used, in connection with the Business, any proprietary Software. The Seller has established, implemented and maintained (A) reasonable safeguards against the destruction, loss or alteration of, and unauthorized access to, all of the Seller’s Confidential Information; and (B) reasonable physical, network, electronic and internet security procedures, protocols, security gateways and firewalls with respect to all of the Seller’s Confidential Information, all in accordance with applicable industry standards. There are no known or suspected weaknesses or vulnerability with respect to the security of any of its Software. Further, there have been no known or suspected unauthorized use of or access to any of the Software, including any known or suspected unauthorized access to or disclosure of any Confidential Information. The Seller has installed and updated all Software with patches, updates, fixes and upgrades provided to the Seller by its vendors that are necessary or desirable for the maintenance of security of such Software. Seller is and has been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations.

(vii)     The transactions contemplated by this Agreement and the other Transaction Documents will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, or otherwise adversely affect any right, title or interest of the Seller in and to any Company Intellectual Property. Immediately following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, the Company Intellectual Property will be owned by or available for use by the Buyer on terms and conditions identical to those under which the Seller owned or used the Company Intellectual Property immediately prior to the Closing.

(r)     Brokers’ Fees. Except as set forth on Part 3.1(r) of the Disclosure Schedule, neither the Seller nor any Shareholder has dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents, and neither the Seller nor any Shareholder is under an obligation to pay any broker’s fee, finder’s fee or commission in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(s)     Affiliate Transactions; Competing Businesses. Except as set forth on Part 3.1(s) of the Disclosure Schedule and for employment or independent contractor relationships, the Seller is not currently a party to any Contract, loan or other transaction with any of the following Persons, or in which any of the following Persons have any direct or indirect interest: any Shareholder, director, officer, or employee of the Seller, any family member of any such Person, or any of their respective Affiliates. No such Person owns or provides services to any business entity which is engaged in a business which competes with or is similar to the Business of the Seller.

(t)     Suppliers. Set forth on Part 3.1(t) of the Disclosure Schedule is a list of all suppliers of the Seller sorted by the aggregate dollar amount of purchases of products or services by the Seller during the 12 month period ending on the Balance Sheet Date. No supplier identified or required to be identified on Part 3.1(t) of the Disclosure Schedule has terminated its relationship with the Seller, or, to the Knowledge of the Seller, has threatened to terminate its relationship with, materially decrease transactions with or otherwise materially adversely alter its relationship with the Seller (whether as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise). To Seller’s Knowledge, no supplier used by the Seller is the sole source of supply of any good or service, such that Buyer could not replace such supplier.

(u)     Customers.

(i)     Set forth on Part 3.1(u)(i) of the Disclosure Schedule is a list of the top fifty (50) customers of the Seller based on the aggregate dollar amount of purchases of Seller’s products or services during the 5-month period ending on the Balance Sheet Date. No customer identified or required to be identified on Part 3.1(u)(i) of the Disclosure Schedule has terminated its relationship with the Seller, or, to the Knowledge of the Seller, has threatened to terminate its relationship with, materially decrease purchases from or otherwise materially adversely alter its relationship with the Seller (whether as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise).

(ii)     Part 3.1(u)(ii) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement and itemized by customer, of the amount of all advance payments, deposits and similar prepaid items received from customers for goods or services that will be required to be provided on or after the Closing Date.

(v)     Insurance. The Seller maintains or is the beneficiary of insurance policies relating to its Business, assets, and properties that are commercially reasonable and sufficient to insure against the risks of the Business. All such insurance policies are in full force and effect, are valid and enforceable, and all premiums currently due thereunder have been paid. The Seller has not received any notice of cancellation or modification in coverage amounts of any such insurance policies. Except as disclosed on Part 3.1(v) of the Disclosure Schedule, there are no potential claims received or known by the Seller, there are no pending claims or notices of any potential claims submitted by the Seller under any insurance policy, and no claims have been submitted by the Seller under any of its current or former insurance policies since January 1, 2010. The Seller has made available to the Buyer true and complete copies of each of its insurance policies.

(w)     Accounts Receivable. Part 3.1(w) of the Disclosure Schedule sets forth a complete and accurate list of all accounts receivable of the Seller as of the date of this Agreement. All accounts receivable shown on Part 3.1(w) of the Disclosure Schedule or on the Financial Statements represent, as of the applicable date, valid obligations arising from sales actually made or services actually performed by the Seller in its Business. To Seller’s Knowledge, there is no contest, claim, defense or right of setoff under any account receivable relating to the amount or validity of such account receivable.

(x)     Inventory. Part 3.1(x)(i) of the Disclosure Schedule sets forth a complete and accurate list of the inventory of the Seller as of the date of this Agreement. All items included in the Seller’s inventory are good and merchantable and of a quality and quantity usable and saleable in the ordinary course of Business of the Seller. Except as set forth on Part 3.1(x)(ii) of the Disclosure Schedule, the Seller is not in possession of any inventory not owned by the Seller, including goods already sold, or inventory held on a consignment basis. Except as set forth on Part 3.1(x)(ii) of the Disclosure Schedule, Seller has no Excluded Inventory. All of the Seller’s inventory has been valued at the lower of cost or market, on a FIFO basis in accordance with GAAP.

(y)     [Intentionally Omitted].

(z)     Insolvency. The Seller is, and will be as of immediately prior to the Closing, Solvent. As of immediately following the Closing, and after giving effect to all of the transactions contemplated by this Agreement, the Seller will be Solvent. For purposes of this Agreement, “Solvent” means, with respect to the Seller, that (i) the Seller will be able to pay its debts and obligations as they become due, (ii) the Seller does not, as of such time, have unreasonably small capital with which to conduct its business, and (iii) as of such time, the Seller’s assets (calculated at fair market value) exceed its Liabilities. The Closing Cash constitutes sufficient funds to repay all Liabilities outstanding on the Closing Date in full.

(aa)     Bulk Sales. The transactions contemplated by this Agreement are not subject to any “bulk sales,” “bulk transfer” or similar Laws of any jurisdiction.

(bb)     Disclosure. No representation or warranty made by the Seller and the Shareholders in this Agreement contains any untrue statement of a material fact or omits to state a fact necessary to make such representation or warranty not materially misleading. There are no facts or circumstances that have had a Material Adverse Effect that have not been disclosed to the Buyer in writing.

Section 3.2     Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that each of the statements contained in this Section 3.2 is true and correct as of the Closing Date.

(a)     Due Organization and Good Standing. The Buyer is duly organized, validly existing, and in good standing as a corporation under the Laws of the State of Florida, with all requisite power and authority to own their properties and to carry on their business as such business is now conducted.

(b)     Authorization and Execution. The Buyer has the power and authority and has taken all required corporate and other action on its part necessary to permit and duly authorize it to execute and deliver and to carry out and perform the terms of this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement, and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by the Buyer, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and such other Transaction Documents constitute the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with their terms.

(c)     No Conflict or Violation. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby do not (i) assuming all authorizations, consents and approvals described or referred to in Section 3.2(c) have been obtained or made, violate any applicable Law or Order to which the Buyer is subject in a manner that would impair the Buyer’s ability to consummate the transactions contemplated hereby, (ii) require a consent, approval or notification under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which the Buyer is a party that would impair the Buyer’s ability to consummate the transactions contemplated hereby (other than consents that have been obtained), or (iii) violate the articles of incorporation or bylaws of the Buyer.

(d)     Legal Proceedings. There are no Actions pending or, to the knowledge of the Buyer, threatened against the Buyer which challenge the validity or enforceability of this Agreement against the Buyer or seek to enjoin or prohibit consummation of the transactions contemplated hereby by the Buyer.

(e)     Brokers’ Fees. The Buyer has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement, except for the fee payable to Sundial Group, LLC (which will be paid by Buyer).

ARTICLE IV

COVENANTS

Section 4.1     Employees.

(a)     The Buyer shall make offers of employment, on an at-will basis, to the employees of the Seller listed on Part 3.1(l)(ii) of the Disclosure Schedule, effective as of the Closing Date, in all cases subject to the Buyer’s standard policies for new hires or as otherwise determined in the Buyer’s sole discretion (such employees who accept the terms and conditions of such offer and who are employed by the Buyer, including those Shareholders executing Employment Agreements, the “Transferred Employees”). Each such offer of employment shall include minimum salary and payroll compensation for each employee at the level currently being paid by Seller to the employees. In addition, for purposes of calculating PTO accrual rates, all employees hired by Buyer shall be given credit for years of service with Seller. Any other terms and conditions of employment shall be determined by Buyer in its sole discretion (including, if required by the Buyer, the execution of a restrictive covenants agreement). To the extent that Buyer requires any of the Transferred Employees to sign employee offer letters and restrictive covenant agreements with Buyer, to take effect as of the Closing, the Seller agrees to undertake commercially reasonable efforts to assist Buyer in obtaining the employee signatures. The Seller agrees to terminate the employment of a Transferred Employee effective as of the end of the day immediately prior to the Closing Date.

(b)     The Seller shall remain solely responsible for all Liabilities (including for wages, bonuses, severance pay and other compensation, commissions, remuneration or benefits, and claims under the Company Plans or otherwise), unless they constitute Assumed Liabilities, relating to its employees, independent contractors or other service providers of the Seller (including Transferred Employees) for all periods through the Closing Date or thereafter with respect to such individual’s relationship with the Seller, and shall remain solely responsible for all employees that are not Transferred Employees and all Liabilities related thereto, including, in each case, any payments to employees required by the WARN Act.

(c)     On or prior to the Closing Date, the Seller shall pay or shall cause to be paid to all Transferred Employees all amounts due to such employees from the Seller, including in respect of accrued but unpaid wages, commissions, bonuses, severance pay, and accrued vacation, personal leave or paid-time-off, but excluding any such amounts that constitute Assumed Liabilities and any such amounts that are subject to releases signed by the Transferred Employees. As of the Closing Date or as soon as administratively practicable thereafter, the Seller shall contribute to the 401(k) accounts for the benefit of the Transferred Employees (i) all contributions due with respect to the last pay period ending prior to the Closing Date, and (ii) all employer and employee contributions for the pay period through that day immediately prior to the Closing Date to which the Transferred Employees are entitled with respect to compensation earned by the Transferred Employees as of the date of termination of employment. As soon as administratively practicable following the Closing Date, Seller shall allow Transferred Employees to elect to take a distribution under the Seller’s 401(k) plan in accordance with the terms of the Seller’s 401(k) plan, including an election to rollover account balances from the Seller’s 401(k) plan to a 401(k) plan sponsored by the Buyer.

(d)     Except for Assumed Liabilities, the Buyer will not assume or continue, and will have no responsibility or liability to the Transferred Employees or any other Person under or with respect to, any of the Company Plans. Without limiting the foregoing, the parties acknowledge and agree that a Transferred Employee currently enrolled in a group health plan offered by Seller will be eligible to commence coverage under the Buyer’s group health plan on the first day of the calendar month following the employee’s start date with the Buyer, regardless of any otherwise applicable waiting periods (but subject to other eligibility requirements). The Seller shall provide coverage under its group health plan to all Transferred Employees through such date, and the Buyer shall not be obligated to reimburse the Seller for the cost of providing coverage under its group health plan to any Transferred Employee prior to such employee’s eligibility for coverage under the Buyer’s plan, even for the period in which such employee is employed by the Buyer.

(e)     The Seller and the Shareholders hereby (i) consent to the employment of the Shareholders and the other Transferred Employees by the Buyer, and agrees that the Shareholders and other Transferred Employees are permitted to direct all business opportunities that they develop to the Buyer, regardless of whether such business opportunities are developed by the Shareholders or other Transferred Employees based on information or relationships he or she possessed while employed by the Seller and regardless of whether any such information or relationships constituted or was considered confidential or proprietary information of the Seller, (ii) agree that neither the Seller nor any Affiliate thereof will have or acquire or be entitled to any interest or expectancy or participation (such right to any interest, expectancy or participation, if any, being hereby renounced and waived) in any business opportunity as a result of the involvement therein of the Shareholders or other Transferred Employees or the use of any such information or relationships in developing the business opportunity, (iii) agree that the involvement of the Shareholders and other Transferred Employees in any business opportunity, or the use of any such information or relationships in developing any business opportunity, will not constitute a breach of any fiduciary duty or other legal obligation owed by the Shareholders or other Transferred Employees to the Seller or its Affiliates, and (iv) agree that none of the Buyer or its subsidiaries, Affiliates, employees (including the Shareholders and other Transferred Employees), agents, independent contractors or other representatives shall be restricted in any manner from soliciting, communicating with, accepting business from, servicing or otherwise dealing with any of the customers of the Seller and other Transferred Employees, in each case notwithstanding the terms of any restrictive covenants agreement they have with the Seller or any restrictive covenants contained in any agreements among the Shareholders.

(f)     The provisions of this Agreement are for the benefit of the parties hereto, and no employee of the Seller shall have any rights hereunder. Nothing herein expressed or implied shall be deemed an amendment of any Company Plan or otherwise confer upon any employee of the Seller, or any legal representatives or beneficiaries thereof, any rights or remedies, including any right to employment or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or shall cause the employment status of any employee to be other than terminable at-will.

Section 4.2     Restrictive Covenants.

(a)     The Seller and each Shareholder (each a “Restricted Person”) agrees that, during the period commencing on the Closing Date and ending on the fifth (5th) anniversary thereof or any longer period provided in an applicable employment or consulting agreement (the “Restricted Period”), it or he will not (and will not permit any of its or his respective Affiliates to) do any of the following, whether directly or indirectly, whether for itself or himself or on behalf of or with any other Person (including any division, group or franchise of a larger organization), and whether as a principal, agent, shareholder, participant, partner, promoter, director, officer, manager, member, equity owner, lender, employee, consultant, sales representative or otherwise:

(i)     own, control, manage, or participate in the ownership, control or management of, or render services, assistance or advice to, or have a financial interest in, or lend its name to, any business engaged in, or that is undertaking to become engaged in any business that competes with, or is otherwise engaged in, all or any portion of the Business, in each case, within the United States of America; provided, that the foregoing shall not prohibit the ownership by a Shareholder, as a passive investment, of not more than 1% of the capital stock of any corporation that competes with the Business that is traded on a national securities exchange so long as he has no active participation in the business of such corporation;

(ii)     (A) solicit, or assist in the solicitation of any customer, former customer or prospective customer of the Seller or the Buyer for the purpose of selling, providing or soliciting to sell or provide any product or service of the Business; or (B) accept business from (with or without solicitation) any customer, former customer or prospective customer of the Seller or the Buyer with respect to a product or service of the Business;

(iii)     solicit, or assist in the solicitation of, any Transferred Employee or other Person employed or engaged by the Buyer in any capacity (as an employee, independent contractor or otherwise) for the purpose of inducing such Person to terminate such employment or other engagement, whether or not such employment or engagement with the Buyer is pursuant to a contract or at-will, or hire any such Transferred Employee or other Person; provided that, solely in the case of the Seller, the foregoing shall not prohibit the Seller from taking any action it is required to take under the Employee Services Agreement during the term thereof;

(iv)     interfere with, or attempt to interfere with, any business relationship (whether formed before, on or after the date of this Agreement) between the Buyer and any of its or the Acquired Business’s customers, suppliers, distributers, landlords, or other Person with which any of them have a business relationship, including persuading or attempting to persuade any such Person to cease to do business with the Buyer or the Acquired Business, reduce the amount of business that it historically has done with the Buyer or the Acquired Business, or otherwise adversely alter its business relationship with the Buyer or the Acquired Business; or

(v)     knowingly or intentionally, directly or indirectly, orally, in writing or otherwise, make any disparaging statement or remark or damage or destroy the goodwill and esteem of the Buyer, any of the Assets or the Acquired Business with suppliers, employees, customers, and any others who may at any time have or have had business relations with Buyer or the Acquired Business.

(b)     Each Shareholder hereby acknowledges that it is familiar with the Trade Secrets of the Seller and with other Confidential Information. Each Restricted Person will not (and will cause its or his respective Affiliates not to), directly or indirectly, reveal, divulge, or disclose, for a period of five (5) years after the Closing Date (or any longer period provided in an applicable employment or consulting agreement), or for any reason or in any manner, any Confidential Information, unless such disclosure is on behalf of the Buyer in the course of performing the Shareholder’s duties and responsibilities under his Employment Agreement or Consulting Agreement, or is made with the express written consent of the Buyer. A Restricted Person will not (and will cause its or his respective Affiliates not to), directly or indirectly, use or duplicate any Confidential Information for any purpose other than in the performance of his duties and responsibilities for the Buyer under his Employment Agreement or Consulting Agreement. The foregoing covenants shall not apply to any information that is required to be disclosed by subpoena or other mandatory legal process, provided that the Restricted Person shall promptly give the Buyer notice of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning the request or demand; the Restricted Person shall use reasonable efforts to obtain, and upon request, provide reasonable cooperation should the Buyer seek to obtain, an appropriate protective order; and, if the Buyer does not obtain a protective order after a period that is reasonable under the circumstances, the Restricted Person may only disclose that portion of the Confidential Information that counsel to the Restricted Person advises it or him that it or he is legally compelled to disclose or else stand liable for contempt or suffer censure or penalty. Each Restricted Person will (and will cause its or his respective Affiliates to) deliver promptly to the Buyer and/or destroy (with a written certification of such submitted to the Buyer), at the request and option of the Buyer, all tangible and electronic embodiments (and all copies) of the Confidential Information which are in its or his possession or under its or his control.

(c)     Each Restricted Person acknowledges, stipulates, and agrees that the covenants and restrictions set forth in this Section 4.2 (the “Restrictive Covenants”) are reasonable as to geographical area, time, and line of business, and are reasonably necessary to protect legitimate business interests of the Buyer; that their agreement to the Restrictive Covenants are a material inducement to the Buyer to enter into this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder; and that the Buyer would not obtain the benefit of the bargain set forth in this Agreement and the other Transaction Documents as specifically negotiated by the parties hereto if any Restricted Person breaches a Restrictive Covenant. If a court of competent jurisdiction or arbitration panel shall nevertheless determine that the duration, geographical area, line of business, or other terms of any Restrictive Covenant causes it to be unenforceable in a particular jurisdiction, the parties agree that the Restrictive Covenant automatically will be reformed for purposes of enforcement in that jurisdiction to the maximum duration, geographical area, line of business or other terms that are valid and enforceable in that jurisdiction, and the court or arbitration panel shall be allowed and directed to revise such Restrictive Covenant to effectuate this intent. Reformation and revision of a Restrictive Covenant to validate its enforcement in any particular jurisdiction, however, will not affect the enforcement of the Restrictive Covenant as stated in any other jurisdiction in which it is enforceable as stated. If a Restrictive Covenant is held by a court of competent jurisdiction or arbitration panel to be unenforceable, that provision will be deemed severable from the remaining provisions of this Agreement and will not affect the validity, interpretation, or effect of the other provisions of this Agreement or the application of the Restrictive Covenant to other circumstances in which it is enforceable. The invalidity of a Restrictive Covenant in any particular jurisdiction will not affect the validity or enforcement of the restriction in another jurisdiction where it is otherwise valid.

(d)     In the event of the breach or threatened breach by a Restricted Person of a Restrictive Covenant, each Restricted Person agrees that the Buyer shall be entitled to injunctions, both preliminary and final, enjoining and restraining such breach or threatened breach and such remedies shall be in addition to all other remedies which may be available to the Buyer either at law or in equity. Each Restricted Person acknowledges, stipulates, and agrees that a violation of a Restrictive Covenant shall diminish the value of the Acquired Business to the Buyer and cause it to suffer irreparable damages, including the inability of the Buyer to prove specific money damages, and the Restricted Person agrees that it or he is estopped from subsequently asserting in any action to enforce the provisions of a Restrictive Covenant that the Buyer has an adequate remedy at law and therefore is not entitled to injunctive relief. Without limiting other available remedies, the Buyer shall be entitled to recover from a Restricted Person all profit, remuneration or other consideration that it or the gains from breaching any Restrictive Covenant, or portion thereof, and recover from the Restricted Person compensation sufficient to make the Buyer whole for all Losses that the Buyer suffers as a result of the breach. Further, in order to provide the Buyer with the full benefit of the Restricted Period, if a Restricted Person breaches any Restrictive Covenant, the duration of such Restrictive Covenant shall be automatically extended as to that Restricted Person for the number of days that such breach continues (provided that if the breach is by the Seller, the duration of such Restrictive Covenant shall also be extended for all of the Shareholders).

(e)     The Restrictive Covenants are intended by each party hereto to be, and shall be construed as, agreements independent of each other and of any other agreement between the parties, and the existence of any claim or cause of action of a Restricted Person against the Buyer, whether predicated on this Agreement, another Transaction Document, his Employment Agreement or Consulting Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of the Restrictive Covenants.

Section 4.3     Further Assurances. On and after the Closing Date, the Seller, the Shareholders and the Buyer shall cooperate and use all of their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated hereby and by the other Transaction Documents. Without limiting the generality of the foregoing, the Seller and the Shareholders shall, at any time and from time to time after the Closing, at the request of the Buyer and without additional consideration, execute and deliver such certificates, notices, instruments or documents of sale, transfer, conveyance and assignment, and take such other actions as the Buyer may deem necessary or desirable to (a) effectively sell, assign, transfer, convey and deliver the Assets (and good, valid and marketable title thereto) to the Buyer and its successors and assigns, (b) put the Buyer and its successors and assigns in actual possession and operating control of the Assets, (c) assist the Buyer in exercising all rights with respect to the Assets, (d) confirm to any other Person the ownership of the Assets, or (e) otherwise carry out the purpose and intent of this Agreement, including executing any required forms or consents to permit Buyer to retain Seller’s existing telephone numbers, facsimile numbers, email addresses and Internet domain names from and after the Closing.

Section 4.4     Publicity. Neither Seller nor any Shareholder shall issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement and the other Transaction Documents without the prior written consent of the Buyer. Buyer shall be permitted to issue a press release and make other public announcements concerning the transactions contemplated by this Agreement and the other Transaction Documents without the prior consent of the Seller; provided that, prior to issuing any press release, Buyer shall permit the Seller to review the press release. Buyer and Seller agree that a press release in the form of Exhibit 4.4 is acceptable to both parties.

Section 4.5     Allocation of Purchase Price. The Seller and the Buyer agree that the Purchase Price (plus other relevant items) shall be allocated among the Assets for tax purposes in a manner consistent with Sections 1060 of the Code and the Treasury Regulations promulgated thereunder, based upon the fair market values of such assets consistent with an allocation schedule to be agreed upon by the parties. The parties agree to timely file IRS Form 8594 and other Tax Returns in a manner consistent with the allocation schedule.

Section 4.6     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording and other such transfer Taxes and governmental fees (including any penalties and interest), as applicable, incurred in connection with the sale and transfer of the Assets shall be paid by the Seller. The parties will cooperate to the extent reasonably necessary to make such filings or Tax Returns as may be required. The parties will cooperate with each other and use their reasonable commercial efforts to minimize the Taxes attributable to the transfer of the Assets, subject to Law.

Section 4.7     Proration. Notwithstanding anything herein to the contrary, any personal property Taxes imposed on or with respect to the Assets and other expense items (such as rent, utilities and similar expenses), if any, that are Assumed Liabilities that relate to a period beginning before the Closing Date and ending after the Closing Date shall be apportioned as of the Closing such that the Seller shall be liable for (and shall reimburse the Buyer to the extent that the Buyer shall have paid) that portion of such Taxes and other expense items relating to, or arising in respect of, periods through the end of the day immediately preceding the Closing Date and the Buyer shall be liable for (and shall reimburse the Seller to the extent such party shall have paid) that portion of such Taxes and other expense items relating to, or arising in respect to, periods from and after the Closing Date. All amounts to be prorated will, to the extent reasonably feasible, be taken into account in determining the Working Capital Adjustment. To the extent the amounts of any such proratable items are not taken into account in determining the Working Capital Adjustment, appropriate settlement will made within thirty (30) days after the amount of any such item is finally known.

Section 4.8     Purchase of Software Licenses. As described in Part 3.1(q)(vi) of the Disclosure Schedule, additional seat licenses for various Microsoft software products are required for the current operation of the Business. As soon as possible after the Closing, Seller agrees to pay, or reimburse Buyer, for the software seat licenses that are reasonably required to comply with the Microsoft terms and conditions of use. Buyer agrees to undertake commercially reasonable efforts to assist Seller in securing the lowest pricing for such additional software licenses, including Buyer acquiring the licenses on behalf of Seller, subject to reimbursement by Seller, if Buyer can negotiate a lower price.

Section 4.9     Transition.

(a)     Audit. Following the Closing, the Seller and the Shareholders shall reasonably cooperate with the Buyer to facilitate an audit of the Seller’s financial results and condition, and shall consent, and hereby consents, to the filing of the resulting audited financial statements with the Securities and Exchange Commission.

(b)     Name Change. No later than fifteen (15) days, after the Closing, the Seller shall (i) change its name and any trade or other names to names that are sufficiently dissimilar from “HPI Direct” and “UniformZoom” (or any derivatives of such names), to the satisfaction of the Buyer, and (ii) discontinue its use of such names (or any derivatives thereof) for any and all purposes whatsoever. The Seller shall transfer to the Buyer any assumed name filing or registration including the words “HPI Direct” or “UniformZoom” (or any derivatives thereof) or, if not transmitted to the Buyer, upon the Buyer’s written request, cancel the same.

(c)     Cooperation. After the Closing, the Seller and the Shareholders shall reasonably cooperate with the Buyer in its efforts to continue, and maintain for the benefit of the Buyer, those business relationships of the Seller and the Shareholders existing as of the Closing relating to the Acquired Business, including relationships with customers, suppliers, employees and independent contractors.

(d)     Collections. From and after the Effective Time, if the Seller or any of its Affiliates receives or collects any funds relating to any accounts receivable or any other Asset, the Seller or its Affiliate shall immediately remit such funds to the Buyer without deduction or offset. Without limiting the foregoing, and for the avoidance of doubt, except as set forth in Section 2.7(b)(ii), all payments received from customers of the Acquired Business on the Closing Date shall be for the account of the Buyer and shall be immediately remitted to the Buyer. The Seller hereby grants to the Buyer the power, right and authority, coupled with an interest, to receive, endorse, cash, deposit, and otherwise deal with, in the name of the Seller, any checks, drafts, documents and instruments evidencing payment of any notes, accounts receivable or other payment rights included in the Assets and that are payable to, payable to the order of, or endorsed in favor of the Seller.

(e)     Tax Certificates. Seller shall deliver to Buyer within 30 days after the Closing a tax clearance certificate for each of Florida and New York.

(f)     Shareholders’ Agreement. The Seller and the Shareholders (i) hereby waive all of their respective rights under Section 4.1 (General Terms of Employment), Section 4.2 (Non-Competition and Non-Solicitation Covenants) and Section 4.3 (Confidentiality and Non-Disclosure; Assignment of Intellectual Property Rights) under the Shareholders’ Agreement, in connection with the transactions contemplated in this Agreement, and (ii) shall enter into an amendment to the Shareholders’ Agreement within 15 days after the Closing to terminate their respective rights under such sections of the Shareholders’ Agreement.

ARTICLE V

INDEMNIFICATION

Section 5.1     Survival. The representations and warranties contained in this Agreement shall survive the Closing for a period ending twenty-four (24) months after the Closing Date (the “Expiration Date”); provided, however, that (i) the Expiration Date for the representations and warranties set forth in Section 3.1(m) (Compliance; Environmental Matters) shall be thirty (30) months after the Closing Date; (ii) the Expiration Date for the representations and warranties set forth in Section 3.1(l) (Employees), Section 3.1(p) (Employee Benefit Plans) and Section 3.1(i) (Taxes) shall be the expiration of the applicable statute of limitations, as extended, plus a period of one hundred eighty (180) days; (iii) there shall be no Expiration Date for (A) the representations and warranties set forth in Section 3.1(a) (Due Organization), Section 3.1(b) (Capacity, Authorization), Section 3.1(c) (Governmental Filings), Section 3.1(d) (Subsidiaries), Section 3.1(f) (No Conflict or Violation), and Section 3.1(h) (Title to Assets), and (B) the representations and warranties underlying any claims arising from, in connection with or related to any fraudulent or intentional misrepresentation of any representation or warranty in this Agreement, and (iv) representations or warranties subject to an indemnification claim delivered prior to the expiration date will survive until such claim is finally resolved in accordance with this Agreement; provided, that the Indemnified Party must bring an Action to enforce the indemnification provisions with respect to such claim within twelve (12) months of providing notice to the Indemnifying Party, if such claim has not already been resolved. All of the covenants and agreements of the parties contained in this Agreement shall survive after the date of this Agreement in accordance with their terms.

Section 5.2     Indemnification of the Buyer Parties. From and after the Closing, the Seller and the Shareholders, jointly and severally, shall indemnify and hold harmless the Buyer, its Affiliates, and each of their respective officers, directors, shareholders, employees, agents, partners, managers, members, representatives, successors and assigns (collectively, the “Buyer Parties” but for the avoidance of doubt, in each case, excluding the Shareholders) from and against any and all Losses, whether or not arising from a Third Party Claim, incurred by a Buyer Party that arises out of, results from, or is connected with (a) the inaccuracy or breach of any of the representations or warranties of the Seller and the Shareholders set forth in this Agreement or any of the other Transaction Documents; (b) the failure or breach of the Seller or the Shareholders to perform any of their respective covenants or other agreements contained in this Agreement or in any of the other Transaction Documents; or (c) any Excluded Liability.

Section 5.3     Indemnification of the Seller and Shareholders. From and after the Closing, the Buyer shall indemnify and hold harmless the Seller and the Shareholders from and against any and all Losses, whether or not arising from a Third Party Claim, incurred by the Seller or the Shareholders that arises out of, results from, or is connected with: (a) the inaccuracy or breach of any of the representations or warranties of the Buyer set forth in this Agreement or any of the other Transaction Documents, (b) the failure or breach of the Buyer to perform any of its respective covenants or other agreements contained in this Agreement or in any of the other Transaction Documents; or (c) subject to the other provisions of this Agreement, the Assumed Liabilities.

Section 5.4     Limitations on Indemnification.

(a)     The Seller and Shareholders will not have any obligation under Section 5.2(a), unless and until the aggregate amount of Losses for which the Seller and Shareholders are obligated thereunder exceeds $100,000 (the "Threshold"); provided, however, that if such aggregate amount of Losses exceeds the Threshold, then the Seller and Shareholders will be obligated for all of such Losses (including those equal to or less than the Threshold), subject to the other terms of this Article V.

(b)     The obligations of Seller and the Shareholders under Section 5.2(a), in the aggregate, will not exceed an amount equal to $5,500,000, plus up to $2 million of the amount of the Contingent Future Payments (the "Sellers’ Cap"), subject to the other terms of this Article V.

(c)     Buyer will not have any obligation under Section 5.3(a), unless and until the aggregate amount of Losses for which Buyer is obligated thereunder exceeds the Threshold; provided, however, that if such aggregate amount of Losses exceeds the Threshold, then the Buyer will be obligated for all of such Losses (including those equal to or less than the Threshold), subject to the other terms of this Article V.

(d)     Buyer’s obligations under Section 5.3(a), in the aggregate, will not exceed an amount equal to $5,500,000 (“Buyer’s Cap”), subject to the other terms of this Article V.

(e)     Notwithstanding the foregoing terms of this Section, the Indemnified Parties will be entitled to recover for, and the Threshold, the Sellers’ Cap, and the Buyer’s Cap will not apply to, any Losses arising out of, in connection with or related to: (A) fraud or willful misconduct; (B) fraudulent misrepresentation; or (C) any breach of the representations and warranties in Section 3.1(a) (Due Organization), Section 3.1(b) (Capacity, Authorization), Section 3.1(c) (Governmental Filings), Section 3.1(d) (Subsidiaries), Section 3.1(f) (No Conflict or Violation), Section 3.1(h) (Title to Assets), Section 3.1(i) (Taxes), and Section 3.1(m) (Compliance; Environmental Matters).

(f)     Payments by an Indemnifying Party pursuant to Section 5.2 and Section 5.3 shall be limited to the amount of any Losses that remain after deducting from such Losses any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Indemnified Parties from any third party with respect to such claim. Notwithstanding the foregoing, no Indemnifying Party is required to pursue or attempt to recover any insurance and the Indemnifying Party shall not defer payment of Losses to the Indemnified Party pending the resolution of insurance claims.

(g)     Notwithstanding anything in this Agreement to the contrary, for purposes of determining the inaccuracy or breach of any representation or warranty for purposes of Section 5.2(a), and for purposes of calculating the amount of Losses of the Buyer Parties, each representation and warranty of the Seller and the Shareholders shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar standard or qualification contained therein (as if such standard or qualification were deleted from such representation or warranty).

(h)     The representations, warranties and covenants of the Seller and the Shareholders and the Buyer Parties’ rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer or any other Buyer Party (including by any of their advisors, consultants or representatives) or by reason of the fact that the Buyer or any other Buyer Party or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants, and obligations.

Section 5.5     Indemnification Procedures. The party making a claim under this Article V is referred to as the “Indemnified Party,” and the party against whom such claim is asserted under this Article V is referred to as the “Indemnifying Party.”

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than sixty (60) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel acceptable to the Indemnified Party (the approval of counsel not to be unreasonably withheld, conditioned or delayed), and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Seller (or a Shareholder), such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier, vendor or customer of the Business, or any other Person that has a business relationship with the Acquired Business or the Buyer, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party, subject, in each case, to the limitations in Section 5.5(b). The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is recommended. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 5.5(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller, the Shareholders and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 5.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 5.6     Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article V, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the prime rate as reported in the Wall Street Journal on the day the underlying payment is due (or the next most recent business day, if such day was not a business day) plus five percent (5%), or, if less, the maximum interest rate legally chargeable by applicable Law. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 5.7     Set-Off. Upon notice to the Seller, after the Escrow Fund has been depleted, the Buyer may set off any amount to which any Buyer Party claims to be entitled from the Seller or the Shareholders against amounts otherwise payable to the Seller or the Shareholders. The exercise of such right of setoff by the Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a default under this Agreement, regardless of whether the Seller or Shareholders dispute such setoff claim, or whether such setoff claim is for a contingent or an unliquidated amount. Neither the exercise of, nor the failure to exercise, such right of setoff will constitute an election of remedies or limit in any manner the enforcement of any other remedies that may be available to the Buyer or any other Person.

Section 5.8     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 5.9     Cumulative Remedies. The rights and remedies provided in this Article V are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VI

ADDITIONAL OPERATIVE PROVISIONS

Section 6.1     Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by all of the parties and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors or permitted assigns. Notwithstanding the foregoing, (a) the Buyer shall be permitted, without the consent of the other parties, to make a collateral assignment of its rights hereunder to its or its Affiliates’ lenders (or an agent thereof) for security purposes and such lenders (or agent thereof) may exercise remedies in connection therewith, and (b) the Buyer shall be permitted, without the consent of the other parties, to assign this Agreement (including its rights under the Restrictive Covenants) in connection with a sale or merger of all or any portion of the Acquired Business in any form of transaction.

Section 6.2     Choice of Law. This Agreement and all claims arising from and relating to this Agreement and the transactions contemplated hereby shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without regard to the conflicts of Laws rules thereof.

Section 6.3     Arbitration. Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement or any other Transaction Document, including the validity or performance hereof and thereof (collectively, “Disputes”), even though some or all of such Disputes allegedly are extra-contractual in nature, and whether such Disputes sound in contract, tort or otherwise, shall be resolved by binding arbitration pursuant to this Agreement, following the procedures contained in this Section 6.3, except that this Section 6.3 shall not apply to Disputes governed by Sections 2.7(c) or 2.8(c). A panel of three arbitrators (collectively, the “Arbitrators”) shall be selected as follows: (i) one arbitrator shall be selected by the Seller, (ii) one arbitrator shall be selected by the Buyer, and (iii) one arbitrator shall be mutually agreed to by the Seller and the Buyer; provided that, if the parties cannot mutually agree to the third Arbitrator, the third Arbitrator shall be appointed by the American Arbitration Association from its panel of neutral arbitrators. Each Arbitrator must be independent and have reasonable experience in acquisition transactions of the type provided for in this Agreement. Each party agrees to execute an engagement letter in the customary form required by the Arbitrators. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect from time to time (the “Commercial Rules”), except as modified by the agreement of the parties and the following provisions:

(a)     On any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall be controlling.

(b)     The forum for arbitration shall be in Tampa, Florida or Pinellas County, Florida, if Buyer is the defendant or respondent in an arbitration proceeding, or the forum shall be in Atlanta, Georgia, if Seller is the defendant or respondent in an arbitration proceeding. Any party may commence arbitration of a Dispute by a demand for arbitration served on the other parties under Section 6.4.

(c)     The Arbitrators will be empowered to hear all Disputes, including the determination of the scope of arbitration. Consistent with the expedited nature of arbitration, (i) each party will, on the written request of the other party, promptly provide the other with copies of non-privileged documents relevant to the issues raised in any Dispute, and (ii) at the request of any party, the Arbitrators shall have the discretion to order examination of witnesses to the extent the Arbitrators deem such additional discovery relevant and appropriate based on good cause shown and with due consideration for the nature of the Dispute and the amount in dispute. Any dispute regarding discovery, or the relevance or scope thereof, will be conclusively determined by the Arbitrators.

(d)     The Arbitrators may enter a default decision against any party who fails to participate in the arbitration proceeding.

(e)     The Arbitrators shall be bound by and shall enforce the terms of the Transaction Documents. The Arbitrators’ decision shall be made by majority vote of the Arbitrators. The Arbitrators’ decision shall in writing and in the form of a reasoned opinion, and a court reporter shall record all hearings. Any award rendered by the Arbitrators regarding the Dispute shall be final, non-appealable, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrators shall have no power or authority to grant punitive damages, injunctive relief, specific performance or other equitable relief.

Notwithstanding the foregoing, nothing herein shall prohibit a party from instituting judicial proceedings to (a) compel arbitration in accordance with this Section 6.3; (b) obtain orders to require witnesses to obey subpoenas issued by the Arbitrators or as may otherwise be necessary to facilitate the arbitration proceedings; (c) seek injunctive relief, specific performance or other equitable relief (including to enforce the Restrictive Covenants); or (d) secure confirmation or enforcement of any arbitration award rendered pursuant to this Agreement.

Section 6.4     Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. SUBJECT TO SECTION 6.3, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OBLIGATIONS HEREUNDER, OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN EITHER HILLSBOROUGH COUNTY OR PINELLAS COUNTY, FLORIDA, IF BUYER IS THE DEFENDANT, OR IN FULTON COUNTY OR FORSYTH COUNTY, GEORGIA, IF SELLER IS THE DEFENDANT. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES IRREVOCABLY (A) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (B) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (C) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY HAND DELIVERY OR NATIONALLY RECOGNIZED OVERNIGHT DELIVERY SERVICE, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 6.5, AND (D) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 6.5     Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered personally or actually received, as of the date received, (b) if delivered by certified mail, return receipt requested, five (5) Business Days after being mailed or, if earlier, the actual date of receipt evidenced by the written receipt, (c) if delivered by a nationally recognized overnight delivery service, one (1) Business Day after being deposited with such delivery service for next Business Day delivery, or (d) if sent via facsimile, electronic mail in portable document format (.pdf) or similar electronic transmission with a hard copy to follow by first class mail or overnight delivery, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

If the Buyer to:

Superior Uniform Group, Inc.

10055 Seminole Blvd.

Seminole, FL 33772

Facsimile: 727-803-2686

Attn: General Counsel

Email: jalpert@sug.biz

with courtesy copies to (which shall not constitute notice):

Hill Ward Henderson

101 E. Kennedy Boulevard

Suite 3700

Tampa, Florida 33602

Facsimile: 813-221-2900

Attention: David S. Felman

Email: dfelman@hwhlaw.com

If to the Seller or the Shareholders, to:

Richard J. Sosebee

Kirby P. Sims, Jr.

Frederick L. Hill, III

445 Heards Ferry Road

Atlanta, Georgia 30328

Facsimile: (678) 942-1801

Email: rsosebee@hpidirect.net

Email: kirbysims@hpidirect.net

Email: fhill@hpidirect.net

with courtesy copies to (which shall not constitute notice):

Duane Morris LLP

1075 Peachtree Street

Suite 2000

Atlanta, GA 30309

Attention: G. Kirk Domescik

Fax: (404) 393-1031

Email: kdomescik@duanemorris.com

Section 6.6     Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 6.7     Fees and Expenses. Except as otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents. In the event of a lawsuit, arbitration, or other legal proceeding arising out of or related to this Agreement, the non-prevailing party shall reimburse the prevailing party, on demand, for its reasonable attorneys’ fees and costs, including those for in-house counsel, actually incurred, those incurred in litigating entitlement to attorneys’ fees and costs, and those incurred in determining or quantifying the amount of recoverable attorneys’ fees and costs. The reasonable “costs” to which the prevailing party is entitled to recover shall include costs that are taxable under any applicable Law or guideline, as well as non-taxable costs, including costs of investigation, copying costs, electronic discovery costs, electronic research costs, telephone charges, mailing and delivery charges, consultant and expert witness fees, travel expenses, court reporter fees, and mediator fees, regardless of whether, in each case, such cost is otherwise taxable or non-taxable. Notwithstanding the foregoing, solely in the case of arbitration, (a) each party shall pay all of the fees and costs payable to the Arbitrator that it selects, whether or not it is the prevailing party, and (b) the fees and costs payable to the mutually agreed-upon Arbitrator or Arbitrator appointed by the American Arbitration Association shall be paid by the non-prevailing party. For clarity, all other expenses and costs incurred in arbitration shall be recoverable by the prevailing party in accordance with this Section 6.7.

Section 6.8     Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Transaction Documents and the other agreements, instruments and documents executed and delivered among the parties hereto at or in connection with the Closing constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter, including the letter of intent dated May 15, 2013.

Section 6.9     Interpretation.

(a)     When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “ordinary course of business” and variations thereof shall include consistent with past practices, including without material deviation from the Seller’s general past practices and experiences regarding the frequency and quantity of the matter in question. Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. References to “dollars” or “$” are to U.S. dollars. The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement. The phrase “made available” means the referenced document was physically delivered to the Buyer or its agents at any time prior to the execution of this Agreement or was posted and accessible to the Buyer and its agents in the electronic data room for this transaction no less than three (3) Business Days prior to the date of this Agreement and remained so through the date of this Agreement.

(b)     This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.

(c)     The parties intend that each representation, warranty, covenant, and agreement contained in this Agreement will have independent significance. The fact that any conduct or state of facts may be within the scope of two or more representations, warranties, covenants, or agreements contained in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(d)     No disclosure in any Disclosure Schedule relating to any possible breach or violation of any Contract, Permit or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party. Information set forth in one part of the Disclosure Schedule shall be deemed to be disclosed with respect to other parts of the Disclosure Schedule if and solely to the extent that application to such other parts is readily apparent from the face of such disclosure (without reference to or analysis or review of any underlying documents, instruments or information). Notwithstanding the foregoing or any other provision of this Agreement or the Disclosure Schedule to the contrary, nothing in the Disclosure Schedule shall be adequate to disclose an exception to a representation or warranty unless the applicable part of the Disclosure Schedule expressly identifies the exception and describes the relevant facts in reasonable detail.

Section 6.10     Waiver and Amendment. This Agreement may be amended or modified only by a written agreement executed by all of the parties hereto. Any condition or performance due pursuant to the terms of this Agreement may be waived only by a written instrument specifically identifying the condition or performance which is waived, such waiver shall be executed by all parties for whom such condition or performance would constitute any benefit, and such written waiver shall be delivered by such waiving party to all other parties so as to effect notice of the same in accordance with the notice provisions of this Agreement. No waiver or failure to insist upon strict compliance with any obligations, covenant, agreement or condition shall operate as a waiver of or estoppel with respect to any subsequent condition or performance due.

Section 6.11     Third-party Beneficiaries. Except as otherwise specifically set forth in this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder, except that the Buyer Parties are intended third party beneficiaries of Article V.

Section 6.12     Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof or such provision to any other person or circumstance or in any other jurisdiction.

Section 6.13     Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the parties hereto notwithstanding the fact that all parties are not signatories to the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Section 6.14     Specific Performance. The Seller and the Shareholders acknowledge and agree that the Buyer would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Seller and the Shareholders could not be adequately compensated in all cases by monetary damages alone. Accordingly, the Seller and the Shareholders agree that, in addition to any other right or remedy to which the Buyer may be entitled at law or in equity, the Buyer shall be entitled to enforce any and/or all provision(s) of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches, without posting any bond or giving any other undertaking.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the day and year first above written.

“Seller”

HPI DIRECT, INC., a Georgia corporation

By: /s/ Richard Sosebee

Name: Richard Sosebee

Title: CFO/ Partner

“Shareholder”

/s/ Richard J. Sosebee

RICHARD J. SOSEBEE

/s/ Kirby P. Sims, Jr.

KIRBY P. SIMS, JR.

/s/ Frederick L. Hill, III

FREDERICK L. HILL, III

“Buyer”

SUPERIOR UNIFORM GROUP, INC., a Florida corporation

By: /s/ Andrew D. Demott, Jr.

Name: Andrew D. Demott Jr.

Title: Executive Vice President & CFO

Exhibit A

Escrow Agreement

(See attached)

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), is made and entered into as of this 1st day of July, 2013 (the “Effective Date”), by and among Superior Uniform Group, Inc., a Florida corporation (the “Purchaser”), HPI Direct, Inc., a Georgia corporation (the “Seller”), Richard J. Sosebee, Kirby P. Sims, Jr., and Frederick L. Hill, III (each a “Shareholder,” and collectively, the “Shareholders”) and SunTrust Bank, a Georgia banking corporation, as escrow agent (the “Escrow Agent”). The Purchaser, the Seller, the Shareholders and the Escrow Agent are each referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

A.     The Purchaser, the Seller and the Shareholders have entered into an Asset Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof.

B.     The Purchaser, the Seller and the Shareholders have agreed to establish an escrow fund pursuant to Section 2.6(d)(i) of the Purchase Agreement, providing for the delivery on the date hereof to the Escrow Agent of the sum of One Million Five Hundred Thousand Dollars ($1,500,000).

C.     The Escrow Agent is willing to act as escrow agent under this Agreement.

AGREEMENT

In consideration of the premises and the mutual promises and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE VIIDefinitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

ARTICLE VIIIThe Escrow Agent Appointment. The Purchaser, the Seller and the Shareholders hereby appoint and designate SunTrust Bank as the Escrow Agent, to receive, hold, and distribute the Escrow Fund (as hereinafter defined) in accordance with the terms of this Agreement. The Escrow Agent hereby accepts its appointment as the escrow agent and agrees to accept, hold, administer, invest, and disburse the Escrow Fund in accordance with the terms hereof.

ARTICLE IXEscrow Fund. Simultaneously with the execution of this Agreement, the Purchaser has delivered to the Escrow Agent, by wire transfer of immediately available funds, the amount of One Million Five Hundred Thousand Dollars ($1,500,000) (such sum (the “Escrow Amount,” and as adjusted from time to time pursuant to the terms hereof, together with any interest or other income earned thereon, being referred to collectively herein as the “Escrow Fund”).

Section 9.1     Investment of Escrow Fund. Unless otherwise instructed in joint written instructions signed by the Purchaser and the Seller, the Escrow Agent shall invest all funds held pursuant to this Agreement in accordance with the Investment Selection Instructions set forth as Exhibit C hereto. The Escrow Agent shall have no liability for any loss resulting from investments made in accordance with the provisions of this Agreement in the absence of gross negligence or willful misconduct on its part. All income from such invested cash shall be held and disbursed by the Escrow Agent as part of the Escrow Fund. On or before the execution and delivery of this Agreement, each of the Seller and the Purchaser shall provide the Escrow Agent a completed Form W-9 or W-8, whichever is appropriate. Notwithstanding anything to the contrary herein provided, except as otherwise required by applicable law, the Escrow Agent shall have no duty to prepare or file any federal or state tax report or return with respect to any funds held pursuant to this Agreement or any income earned thereon. The Parties agree to treat the Seller as the owner of the Escrow Amount for federal, state and local tax purposes. Any taxes payable on income earned from the investment of any sums in the Escrow Fund shall be paid by the Seller, whether or not the income was distributed by the Escrow Agent during any particular year, as and to the extent required by law. Escrow Agent shall report to the Internal Revenue Service (the “IRS”), as of each calendar year-end, all income earned from the investment of the Escrow Fund as income of the Seller, whether or not such income has been distributed during such year, as and to the extent required by law. Escrow Agent agrees to prepare a Form 1099 for the Seller. Any other tax returns required to be filed will be prepared and filed by the Seller with the IRS and any other taxing authority as required by law.

Section 9.2     Disbursement of the Escrow Fund.

(a)

If, at any time from the Effective Date until the earliest of (i) eighteen (18) months after the Effective Date (such date, the “Escrow Termination Date”), or (ii) the date on which the amount of the Escrow Fund has been reduced to zero, the Purchaser believes that any Buyer Party is entitled to indemnification from the Seller and/or the Shareholders pursuant to Section 5.2 of the Purchase Agreement, the Purchaser may deliver to the Escrow Agent and the Seller a written notice (a “Claim Notice”) describing in reasonable detail (to the extent then available) (1) the facts constituting the basis for such indemnification claim (a “Claim”), (2) the amount sought therefor, or an estimate thereof, from the Escrow Fund (a “Claimed Amount”) and (3) instructions for disbursement. Beginning on the date that a Claim Notice is received by the Escrow Agent and the Seller, the Seller shall have 30 days (the “Notice Period”) to deliver to the Escrow Agent, with copies to the Purchaser, a notice of written objection disputing in good faith the Claim Notice (or a portion thereof) and describing in reasonable detail the basis for why the Purchaser is not entitled to the Claimed Amount (or portion thereof) and the portion of the Claimed Amount being disputed (such notice, a “Dispute Notice”). If the Escrow Agent does not receive a Dispute Notice prior to 5:00 p.m. (Eastern Time) on the last day of the Notice Period, the Escrow Agent shall within two (2) business days release the Claimed Amount (but, in any event, no more than the Escrow Fund as of such date) in accordance with the disbursement instructions contained in the Claim Notice. If the Escrow Agent receives a Dispute Notice prior to 5:00 p.m. (Eastern Time) on the last day of the Notice Period, the Escrow Agent shall reserve and continue to hold as part of the Escrow Fund the disputed portion of the Claimed Amount until (x) it receives Joint Written Instructions (as defined below) as to the disposition of such sum or (y) it is otherwise directed by a Court Order (as defined below). The delivery to the Escrow Agent of a Court Order shall constitute a representation to the Escrow Agent that such order or decree complies with the requirements of this Section 3.2(a) and the Escrow Agent shall be entitled to rely thereon without any further duty of inquiry. The term “Court Order” shall mean a final, non-appealable order or judgment from a foreign, domestic, federal, territorial, state or local court, tribunal or governmental authority with lawful authority to issue an order or judgment with respect to the matter in dispute.

(b)

On the date that is nine (9) months after the Effective Date (or the first business day thereafter if such date is not a business day) (the “Early Release Date”), Escrow Agent shall release to the Seller an amount (the “Early Release Amount”) equal to fifty percent (50%) of the Escrow Amount, including all accrued interest as of the Early Release Date, less (i) the aggregate amount of all Unresolved Claims (as defined below) and (ii) all amounts released to Purchaser prior to the Early Release Date.

(c)

Notwithstanding anything to the contrary contained in this Agreement, if the Escrow Agent receives joint written instructions from the Purchaser and the Seller, or their respective successors or permitted assigns, as to the disbursement of some or all of the Escrow Fund (“Joint Written Instructions”), the Escrow Agent shall disburse the Escrow Fund (or any portion thereof) pursuant to such Joint Written Instructions.

(d)

If any Dispute Notice includes an objection to only a portion of a Claimed Amount, the Escrow Agent promptly (but in any event within two (2) business days after receipt of the applicable Dispute Notice) shall release an amount of the Escrow Fund equal to the portion of the Claimed Amount for which there is no objection (but, in any event, no more than the Escrow Fund as of such date) in accordance with the disbursement instructions contained in the Claim Notice; provided, that such partial release by the Escrow Agent shall not terminate or otherwise prejudice the Purchaser’s rights with respect to amounts claimed in any Claim which are in excess of the amounts so released.

(e)

Promptly following the Escrow Termination Date, but in any event not later than three (3) business days after the Escrow Termination Date, the Escrow Agent shall release to the Seller an amount equal to the Escrow Fund as of the Escrow Termination Date less any Unresolved Claims. “Unresolved Claims” shall mean Claimed Amounts or portions thereof that are the subject of a Dispute Notice or that are otherwise unsatisfied as of the Escrow Termination Date or the Early Release Date, as applicable, including the full amount of any Claims for which a Claim Notice has been delivered but for which the applicable Notice Period has not expired as of the Escrow Termination Date or the Early Release Date, as applicable. With respect to any portion of the Escrow Fund that is held by the Escrow Agent beyond the Escrow Termination Date pursuant to the prior sentence, promptly upon (but in any event within two (2) business days after) (A) the Escrow Agent’s receipt of a Court Order respecting any Unresolved Claims that are the subject of a Dispute Notice or (B) the expiration of the applicable Notice Period for any Unresolved Claims with respect to which no Dispute Notice has been delivered, the Escrow Agent shall release by wire transfer to an account or accounts designated by the Purchaser in the Claim Notice a portion of the Escrow Fund equal to the amount of funds to be released to the Purchaser pursuant to such Court Order or the amount of such Unresolved Claim for which no Dispute Notice has been delivered, as the case may be. After the resolution of each Unresolved Claim after the Escrow Termination Date, and unless otherwise instructed by the Seller, the remaining amount of the Escrow Fund not distributed to the Purchaser pursuant to the immediately preceding sentence less the amount of all remaining Unresolved Claims shall be released promptly (but in any event within two (2) business days) thereafter by the Escrow Agent to the Seller.

ARTICLE XEscrow Agent.

Section 10.1     Duties. In performing its duties under this Agreement or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall have no liability except for the Escrow Agent’s willful misconduct or gross negligence. The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Fund in accordance with the terms of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent shall be entitled to rely upon and shall be protected in acting upon any request, instruction, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. In no event shall the Escrow Agent be liable for incidental, special or punitive damages. The Escrow Agent shall not be obligated to take any legal action or to commence any proceeding in connection with the Escrow Fund, any account in which the Escrow Fund is deposited, or this Agreement, or to appear in, prosecute or defend any such legal action or proceedings. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the advice, opinion or instruction of such counsel. The Purchaser, the Seller and the Shareholders shall be jointly and severally liable for, and shall promptly pay, upon demand, the reasonable fees and expenses incurred pursuant to the immediately preceding sentence. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Agreement. The Escrow Agent shall not be required to take notice of or have any obligations or responsibilities in connection with the Purchase Agreement, the transactions contemplated thereby or any other agreement between any other parties to the Purchase Agreement, other than this Agreement.

Section 10.2     Indemnification.

(a)

From and at all times after the date of this Agreement, the Purchaser, the Seller and the Shareholders shall, jointly and severally, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof in connection with the Escrow Agent’s good faith acceptance of and performance of its duties and obligations under this Agreement; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability (or any cost or expense related to such liability, including, without limitation, attorneys’ fees, costs and expenses) finally determined by an arbitrator or a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Purchaser and the Seller in writing, and the Purchaser and the Seller shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party unless (i) the Purchaser and the Seller agree in writing to pay such fees and expenses, (ii) the Purchaser and the Seller shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party, on the one hand, and the Purchaser or the Seller, on the other hand, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Purchaser or the Seller. All such fees and expenses payable by the Purchaser and the Seller pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable upon demand of such Indemnified Party, jointly and severally, by the Seller, the Purchaser and the Shareholders. The obligations of the Purchaser, the Seller and the Shareholders under this Section 4.2 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

(b)

The Seller, the Shareholders and the Purchaser agree, solely among themselves, that any obligation for indemnification under this Section 4.2 shall be borne one-half by the Purchaser, and one-half by the Seller and the Shareholders jointly and severally, provided that the Purchaser, on the one hand, and the Seller, the Shareholder(s) or both, on the other hand, shall each have a right of contribution against the other for liability incurred under this Agreement in accordance with the other’s relative fault.

Section 10.3     Disputes. If, at any time, there shall exist any dispute between the Purchaser and the Seller with respect to the holding or disposition of any portion of the Escrow Fund or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Fund or the Escrow Agent’s proper actions with respect to its obligations hereunder, or if the Purchaser and the Seller have not, within 30 days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 4.4 below, appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)

suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be); or

(b)

petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all disputed Escrow Funds held by it in the Escrow Fund for holding and disposition in accordance with the instructions of such court, and the Escrow Agent shall thereupon be discharged from all further obligations as Escrow Agent under this Agreement.

The Escrow Agent shall have no liability to the Purchaser, the Seller or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Fund or any delay in or with respect to any other action required or requested of the Escrow Agent.

Section 10.4     Resignation of Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving 30 days’ prior written notice to the Purchaser and the Seller or may be removed, with or without cause, by the Purchaser and the Seller, acting jointly, at any time by the giving of ten days’ prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation or removal, the Purchaser and the Seller, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution. In the event the Purchaser and the Seller shall fail to appoint a successor escrow agent within 30 days after the resignation or removal of the Escrow Agent, as contemplated hereby, the Escrow Agent may deposit the Escrow Fund into the registry of a court of competent jurisdiction and shall thereupon be discharged from all further duties as Escrow Agent under this Agreement. If the Purchaser and the Seller are unable to agree on a successor escrow agent within such 30-day period, either party may apply to a court of competent jurisdiction for the appointment of a successor escrow agent or other appropriate relief. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement. The Escrow Agent shall have no duty or obligation to name any successor escrow agent.

Section 10.5     Receipt. By its execution and delivery of this Agreement, the Escrow Agent acknowledges receipt of the Escrow Fund.

Section 10.6     Fees. The Purchaser, the Seller and the Shareholders jointly and severally agree to pay the Escrow Agent compensation, and to reimburse the Escrow Agent for out-of-pocket expenses, all in accordance with the provisions of Schedule A hereto, which is incorporated herein by reference and made a part hereof, and further agree that the Escrow Agent shall have a lien on the Escrow Fund for payment of its fees and expenses from amounts held in the Escrow Fund if such fees and expenses are not otherwise paid and without judicial action to foreclose such lien. The obligations of the Purchaser, the Seller and the Shareholders under this Section 4.6 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent. The Seller, the Shareholders and the Purchaser (each a “Transaction Party”) agree, solely among themselves, that (i) any Acceptance/Legal Review Fee and the $2,500 annual Administration Fee (collectively the “Covered Fees”), both as described on Schedule A hereto, shall be paid in full by the Purchaser, and (ii) that all fees and compensation to be paid to Escrow Agent hereunder (except the Covered Fees) and reimbursement for Escrow Agent’s out-of-pocket expenses shall be borne one-half by the Purchaser, and one-half by the Seller and the Shareholders jointly and severally. If a Transaction Party is required to pay to the Escrow Agent any compensation, fees or out-of-pocket expenses that are the responsibility of another Transaction Party hereunder (including as a result of any deduction by Escrow Agent from the Escrow Fund), then the Transaction Party that is responsible for such compensation, fees or out-of-pocket expenses (or a portion thereof) that was paid by the other Transaction Party shall promptly reimburse the other Transaction Party for such payment.

ARTICLE XIMiscellaneous.

Section 11.1     Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally or by telecopy transmission or by email or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

If to Escrow Agent:             SunTrust Bank

Mail Code HDQ 5307

919 East Main Street, 7th Floor

Richmond, VA 23219

Phone #: 804-782-7182

Fax #: 804-782-7855

If to Purchaser:                     Superior Uniform Group, Inc.

1055 Seminole Blvd.

Seminole, FL 33772

Attention: Chief Financial Officer

Email: ademott@superioruniformgroup.com

Tax identification #: 11-1385670

with courtesy copies to (which shall not constitute notice):

Superior Uniform Group, Inc.

1055 Seminole Blvd.

Seminole, FL 33772

Attention: General Counsel

Email: jalpert@sug.biz

and

Hill Ward Henderson

101 E. Kennedy Boulevard

Suite 3700

Tampa, Florida 33602

Facsimile: 813-221-2900

Attention: David S. Felman

Email: dfelman@hwhlaw.com

If to Seller and/or the Shareholders:

Richard J. Sosebee

Kirby P. Sims, Jr.

Frederick L. Hill, III

455 Heards Ferry Road

Atlanta, Georgia 30328

Email: rsosebee@hpidirect.net

Email: kirbysims@hpidirect.net

Email: fhill@hpidirect.net

Seller tax identification #: 58-2143654

with courtesy copies to (which shall not constitute notice):

Duane Morris LLP

1075 Peachtree Street

Suite 2000

Atlanta, GA 30309

Attention: G. Kirk Domescik

Fax: (404) 393-1031

Email: kdomescik@duanemorris.com

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, or (b) upon transmission by facsimile or email if receipt is confirmed by telephone, (c) on the first business day following timely delivery to a national overnight courier service or (d) on the fifth business day following it being mailed by registered or certified mail; provided, however, that notwithstanding anything to the contrary herein provided, the Escrow Agent shall not be deemed to have received any notice hereunder prior to the Escrow Agent’s actual receipt thereof.

Section 11.2     Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a Saturday, Sunday or any date on which banks in Georgia are closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

Section 11.3     Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement (including, without limitation, from one Party to another Party to this Agreement) shall be made except with the prior written consent of the other Parties to this Agreement. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors (including any party which acquires all or substantially all the assets of any of the Parties) and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 11.4     Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

Section 11.5     Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 11.6     Construction. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted. Each of the Parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

Section 11.7     No Limitation. The Parties (other than the Escrow Agent) agree that the rights and remedies of any Party under this Agreement shall not operate to limit any other rights and remedies otherwise available to any party under the Purchase Agreement.

Section 11.8     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or as an attachment to email shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.9     Arbitration.     Subject to the rights of the Escrow Agent under Section 4.4, any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question (collectively, a “Dispute”) arising out of or relating to this Agreement shall be resolved by binding arbitration pursuant to the terms and subject to the conditions of Section 6.3 of the Purchase Agreement; provided, that if such Dispute is among the Seller, the Purchaser and the Escrow Agent, then the third Arbitrator shall be appointed by the Escrow Agent (instead of upon mutual agreement of the Purchaser and Seller); provided, further, that if the Escrow Agent does not appoint the third Arbitrator, then the third Arbitrator shall be appointed by the American Arbitration Association from its panel of neutral arbitrators. If the Dispute hereunder involves only the Escrow Agent and the Purchaser or the Seller, then Section 6.3 of the Purchase Agreement shall be interpreted in such a manner that the references in such section to the Purchaser or the Seller, as the case may be, that is not a party to the Dispute shall be read to mean the Escrow Agent.

Section 11.10     Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 11.11     Governing Law and Choice of Forum. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF GEORGIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF GEORGIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF GEORGIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAWS OF THE STATE OF GEORGIA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

Section 11.12     Other Transactions with the Purchaser or the Seller. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may become pecuniarily interested in any transaction in which the Purchaser or the Seller may be interested, and contract and lend money to the Purchaser or the Seller and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Purchaser, the Seller or for any other entity.

5.12. Authorized Signatures. Contemporaneously with the execution and delivery of this Agreement and, if necessary, from time to time thereafter, each of the parties to this Agreement (other than the Escrow Agent) shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit B-1 and B-2 hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

SunTrust Bank, as Escrow Agent

By:

Name: ____________________________________

Title:

Purchaser:

Superior Uniform Group, Inc.,

a Florida corporation

By:
Name:
Title:

Seller:

HPI Direct, Inc., a Georgia corporation

By:

Name:

Title:

Shareholders:

_____________________________________________

Richard J. Sosebee

_____________________________________________

Kirby P. Sims, Jr.

_____________________________________________

Frederick L. Hill, III

Signature page to Escrow Agreement

SCHEDULE A

SunTrust Bank Schedule of Fees & Expenses

Acceptance/Legal Review Fee:	$500.00 – one time only payable at the time of signing the escrow agreement

The Legal Review Fee includes review of all related documents and accepting the appointment of Escrow Agent on behalf of SunTrust Bank. The fee also includes setting up the required account(s) and accounting records, document filing, and coordinating the receipt of funds/assets for deposit to the Escrow Account. This is a one-time fee payable upon execution of the Escrow Agreement. As soon as SunTrust Bank’s attorney begins to review the escrow agreement, the legal review fee is subject to payment regardless if the parties decide to appoint a different escrow agent or a decision is made that the escrow agreement is not needed.

Administration Fee:	$2,500 – payable at the time of signing the escrow agreement and on the anniversary date thereafter, if applicable

The Administration Fee includes providing routine and standard services of an Escrow Agent. The fee includes administering the escrow account, performing investment transactions, processing cash transactions (including wires and check processing), disbursing funds in accordance with the Agreement (note any pricing considerations below), and providing trust account statements to applicable parties for a twelve (12) month period. If the account remains open beyond the twelve (12) month term, the parties will be invoiced each year on the anniversary date of the execution of the Escrow Agreement. Additional fees will be billed for processing claim notices and/or objections. Extraordinary expenses, including legal counsel fees, will be billed as out-of-pocket. The Administration Fee is due upon execution of the Escrow Agreement.

Out-of-Pocket Expenses:     At Cost

Out-of-pocket expenses such as, but not limited to, postage, courier, overnight mail, insurance, money wire transfer, long distance telephone charges, facsimile, stationery, travel, legal (out-of-pocket to counsel) or accounting, will be billed at cost.

Note: This fee schedule is based on the assumption that the escrowed funds will be invested in one of the options listed on Exhibit C.

EXHIBIT B-1

Certificate of Incumbency

(List of Authorized Representatives)

Re: Escrow Agreement dated July ___, 2013, among SunTrust Bank, Superior Uniform Group, Inc., HPI Direct, Inc., Richard J. Sosebee, Kirby P. Sims, Jr. and Frederick L. Hill, III (the “Escrow Agreement”)

Purchaser:      Superior Uniform Group, Inc.

As an Authorized Officer of the above referenced entity, I hereby certify that the each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number

IN WITNESS WHEREOF, this certificate has been executed by the duly authorized officer whose name and title are set forth below:

Superior Uniform Group, Inc.

By: __________________________                                                                                                                   Date: _____________________

Title: _________________________

EXHIBIT B-2

Certificate of Incumbency

(List of Authorized Representatives)

Re: Escrow Agreement dated July ____, 2013, among SunTrust Bank, Superior Uniform Group, Inc., HPI Direct, Inc., Richard J. Sosebee, Kirby P. Sims, Jr. and Frederick L. Hill, Jr. (the “Escrow Agreement”)

Seller:      HPI Direct, Inc.

As an Authorized Officer of the above referenced entity, I hereby certify that the each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number

IN WITNESS WHEREOF, this certificate has been executed by the duly authorized officer whose name and title are set forth below:

HPI Direct, Inc.

By: __________________________                                                                                                                   Date: _____________________

Title: _________________________

Exhibit C

To:     SunTrust Bank

I direct and authorize you to invest all temporary cash and the portion of my account(s) that is appropriate to maintain in cash or cash equivalents in a SunTrust Bank deposit option or Federated Funds money market fund, as follows:

Check One:

☐	SunTrust Institutional Money Market Deposit Option	☐	SunTrust Non-Interest Deposit Option
☐	Federated Prime Obligations Fund (POIXX)	☐	Federated Tax Free Obligations Fund (TBIXX)
☐	Other:

I acknowledge and consent that:

1.

I understand that investments in the SunTrust Institutional Money Market Deposit Option and SunTrust Non-Interest Deposit Option are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest. The Parties understand that deposits in the SunTrust Institutional Money Market Deposit Option SunTrust Non-Interest Deposit Option are not secured. Further, I understand that the SunTrust Institutional Money Market Deposit Option has monthly withdrawal/disbursement restrictions of a maximum of 6 per month and that should the maximum be reached in any one calendar month, the funds will be moved to a SunTrust Bank Non-Interest Deposit Option until the beginning of the following month unless an alternate investment vehicle is selected for this purpose.

Alternate Investment Vehicle:

2.	I may view prospectuses and other Federated fund materials, including fee information, at http://www.federatedinvestors.com/sc?link=products&templ=moneyMarketSearch&ut=unregistered_webuser

3.

SunTrust Bank may receive compensation in exchange for services (“fees for services”) that it provides to various Federated money market mutual funds. These fees for services shall be in addition to, and will not reduce, SunTrust Bank’s compensation.  Such fees for services will not be paid directly by your account, but will be paid to SunTrust Bank by Federated. The fees for services are subject to change without notice.

4.	I understand no transaction charge will be imposed on the account(s) listed below with respect to that portion of the account(s) invested in Federated Funds;

5.

I understand that investment funds, except for the SunTrust Deposit options, are not bank deposits and are not obligations of, or insured, endorsed or guaranteed by any SunTrust Bank or their affiliates, the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency. I further understand that investment in any mutual fund involves some investment risk, including the possible loss of principal.

6.	I have full power to direct and authorize investments in account(s) identified below.

This direction and authorization shall continue in effect until revoked by written instruction delivered to the Bank. Until a replacement fund is provided to the Bank all funds will be held in cash.

Date:
Account Name and Number:
X	X
Name (printed or typed)	Signature

Exhibit B

Bill of Sale

(See attached)

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of July 1, 2013, by and among SUPERIOR UNIFORM GROUP, INC., a Florida corporation (“Buyer”), HPI DIRECT, INC., a Georgia corporation (the “Seller”), RICHARD J. SOSEBEE (“Sosebee”), KIRBY P. SIMS, JR. (“Sims”) and FREDERICK L. HILL, III (“Hill” and, collectively with Sosebee and Sims, the “Shareholders”).

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of the date hereof, by and among Buyer, and Seller and the Shareholders (the “Purchase Agreement”), Seller has agreed to sell, transfer, convey, assign and deliver to Buyer, and Buyer has agreed to purchase and acquire from Seller, certain assets of the Seller, hereinafter specified;

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to delegate to Buyer, and Buyer has agreed to assume, certain obligations of the Seller, hereinafter specified; and

WHEREAS, the execution and delivery of this Agreement is a condition precedent to Seller’s and Buyer’s obligations at the Closing under the Purchase Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.     Definitions. Capitalized terms used but not otherwise defined herein have the respective meanings attributed thereto in the Purchase Agreement.

2.     Transfer of Purchased Assets. Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, free and clear of all Encumbrances (other that Permitted Encumbrances), all right, title and interest in, to and under the Assets, excepting only the Excluded Assets.

3.     Assignment and Assumption of Assumed Liabilities. Seller hereby delegates to Buyer, and Buyer hereby assumes and agrees to discharge and perform, all of the Assumed Liabilities. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Seller and its Affiliates retain, do not transfer and will pay, perform and discharge, as and when due, and Buyer does not assume or agree to pay, perform, or discharge, any of the Excluded Liabilities.

4.     Confirmatory Instruments. The parties to the this Agreement will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may reasonably be necessary or requested by another party in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement.

5.     Further Assurances. Seller and Shareholders agree that they will, at any time and from time to time, after the date hereof, upon the reasonable request of Buyer, do, execute, acknowledge, and deliver or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required in order for Buyer, to receive any and all of the rights, titles, interests, assets and properties transferred hereunder and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute, any and all proceedings at law, in equity or otherwise, which Buyer may deem proper for the collection or reduction to possession of any of the Assets, or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred, assigned, and delivered, or intended so to be, and to do all acts and things in relation to the Assets which Buyer deems desirable.

6.     Effect. This Agreement shall be binding upon Buyer, Seller and Shareholders and their respective successors and permitted assigns. This Agreement is intended only to effect the assignment of the Assets and the delegation and assumption of the Assumed Liabilities pursuant to the Purchase Agreement, and nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions, representations or, in general any of the rights and remedies, and any of the obligations and indemnifications of the any party set forth in the Purchase Agreement.

7.     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person. Signatures transmitted electronically by .pdf file or facsimile shall be binding for all purposes hereof.

8.     Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

(Signature Page Follows)

2

IN WITNESS WHEREOF, Seller, Buyer and Shareholders have duly executed and delivered this Agreement solely for the purposes set forth above, all as of the date first above written.

BUYER:

SUPERIOR UNIFORM GROUP, INC.

By:

Name: ____________________________________

Title: _____________________________________

SELLER:

HPI DIRECT, INC.

By:

Name: ____________________________________

Title: _____________________________________

SHAREHOLDERS:

RICHARD J. SOSEBEE

 KIRBY P. SIMS, JR.

FREDERICK L. HILL, III

Exhibit C

License Assignment and Assumption Agreement

(See attached)

LICENSE ASSIGNMENT AND ASSUMPTION AGREEMENT

This LICENSE Assignment and Assumption Agreement (this “Agreement”), is made as of July 1, 2013, by and between HPI Direct, Inc., a Georgia corporation (“Assignor”), and Superior Uniform Group, Inc., a Florida corporation (“Assignee”).

WHEREAS, McDonald Ventures VI, LLC, a Georgia limited liability company (“Licensor”) and Assignor entered into a Temporary License Agreement, dated January 29, 2013, as amended by the First Amendment to Temporary License Agreement, dated June 24, 2013, between Licensor and Assignor (collectively, the “License”), for the license of certain premises (the “Premises”) located in Forsyth County, Georgia, at 1225 Old Alpharetta Road, Suite 220, Alpharetta, Georgia, as such Premises are more particularly described in the License;

WHEREAS, pursuant to the terms and conditions of that certain Asset Purchase Agreement, dated as of the date hereof, by and between Assignor, Assignee, and certain other parties named therein (the “Purchase Agreement”), Assignor has agreed to assign to Assignee its interest in the Premises, all of its rights and interests under the License, and all prepaid expenses and deposits related to the Premises (including security deposits), and Assignee has agreed to assume certain executory obligations of Assignor to be performed after the Closing Date under the License; and

WHEREAS, pursuant to the License, such assignment and assumption of the License is subject to the prior consent of the Licensor.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Definitions. Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Purchase Agreement.

2.     Assignment. Effective as of the Closing Date, Assignor hereby sells, transfers, conveys, assigns and delivers to Assignee, and Assignee hereby accepts, all of Assignor’s right, title, and interest in, under and to the License, the Premises, and all prepaid expenses and deposits related to the Premises (including the security deposit previously paid to Licensor under the Lease), TO HAVE AND TO HOLD the same unto the Assignee, its legal representatives, successors and assigns, forever.

3.     Assumption. Effective as of the Closing Date, Assignor hereby delegates to Assignee, and Assignee hereby assumes and agrees to discharge and perform when due all of Assignor’s executory obligations to be performed after the Closing Date under the License, but only to the extent such obligations are Assumed Liabilities.

4.     Landlord Consent. This Agreement is conditioned on the written consent of Licensor, which consent shall be in the form attached hereto as Exhibit A (or in such other form as may be reasonably acceptable to Assignor and Assignee), and this Agreement shall not be effective unless and until such consent has been obtained.

5.     Confirmatory Instruments. The parties to this Agreement will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may reasonably be necessary or requested by another party in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement.

6.     Effect. This Agreement shall be binding upon Assignor, Assignee and their respective successors and assigns. This Agreement is intended to effect the assignment of the License and the delegation and assumption of the Assumed Liabilities related thereto pursuant to the Purchase Agreement, and nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, expand, enlarge or in any way affect the provisions of the Purchase Agreement, including the warranties, covenants, agreements, conditions, and representations thereof, or any of the rights and remedies, and any of the obligations and indemnifications, of any party set forth in the Purchase Agreement. In the event of any conflict or other inconsistency between this Agreement and the Purchase Agreement, the Purchase Agreement shall be the controlling document.

7.     Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

8.     Counterparts; Effectiveness. This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the same counterpart. The exchange and delivery of executed copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature and shall be binding for all purposes hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.

                              HPI DIRECT, INC.

                              By:

                              Name:

                              Title:

                              SUPERIOR UNIFORM GROUP, INC.

                              By:

                              Name:

                              Title:

[Signature Page to License Assignment and Assumption Agreement]

Exhibit A

Licensor Consent

[See attached pages]

Exhibit 4.4

Press Release

(See attached.)

NEWS RELEASE

Superior Uniform Group, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact:	Superior Uniform Group, Inc.
	Andrew D. Demott, Jr.	Draft Not FOR IMMEDIATE RELEASE
(727) 803-7135

● Superior Uniform Group Announces Acquisition of HPI Direct, Inc

● Expects Early Accretion to Earnings

SEMINOLE, Florida – July 1, 2013 –Superior Uniform Group, Inc. (“Superior Uniform Group” or “Superior”) (NASDAQ: SGC), today announced the acquisition of HPI Direct, Inc. (“HPI” or “HPI Direct”) of Alpharetta, Georgia, effective today. Since 1993, HPI Direct has built a stellar reputation for quality and responsiveness as a privately owned company specializing in the design, manufacture and distribution of uniforms to major domestic retailers, foodservice chains, transportation and other service industries throughout the U.S. HPI’s award-winning image apparel is worn by some of the most prestigious brands in the markets that they serve. The transaction is an asset purchase including the assumption of certain liabilities.

The purchase price for the acquisition consists of approximately $32.5 million in cash, subject to adjustment, the issuance of approximately $2.3 million in shares of Superior Uniform Group’s common stock, the potential future payment of up to $7.2 million in additional contingent consideration through 2017, and the assumption of certain liabilities of HPI Direct. The transaction also includes the acquisition of the corporate offices and warehouse distribution facility from an entity related to HPI Direct, Inc. Concurrent with the closing of the acquisition, Superior renewed its $15 million revolver agreement and entered into a new term loan for $30 million. Both credit facilities carry five year terms and variable interest rate of LIBOR plus 0.95%.

"This union brings to Superior Uniform Group an outstanding sales, marketing and customer centric team of people. Their outstanding customer base will further enhance our overall position in the retail, food service, transportation and other markets that they serve" said Michael Benstock, CEO of Superior Uniform Group. “We are very pleased to combine our financial strength and vast resources with HPI’s strong leadership and reputation for excellence. The ability to combine the strengths of what were two competing organizations is very exciting. Together, we will be a powerful force to be reckoned with. HPI’s revenues for the first six months of 2013 were approximately $ 16.0 million. We expect this acquisition to be accretive to our operating results in 2013 exclusive of acquisition related expenses.”

“Since 1993, we've built a reputation for quality and responsiveness, not just for our great products and designs, but for our entire customer support system” said Kirby Sims, President and Shareholder of HPI Direct, Inc. “Our goal to seek improvement every day in our products, service, technology and ultimately our customer satisfaction is very well aligned with Superior’s philosophy of always putting customers first. HPI and Superior have worked very hard to compete to be the most innovative and efficient uniform suppliers in the industry. We believe that this combination with Superior will provide us with the financial backing that we need to continue to provide a great experience for our customers while also allowing us to continue to invest in the future growth of our business. We are very happy that Superior feels strongly about maintaining and fomenting the same culture that has made us successful in the past.”

HPI Direct will continue to service its customers from its location in Alpharetta, Georgia and will operate as a division of Superior Uniform Group. The three principals of HPI Direct will remain with the division under long-term agreements.

ABOUT SUPERIOR UNIFORM GROUP, INC.

Superior Uniform Group, Inc. (NASDAQ: SGC), established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Headquartered in Seminole, Fla., Superior Uniform Group manages award-winning uniform apparel programs for major corporations nationwide.  Leaders in innovative uniform program design, global manufacturing and state-of-the-art distribution, Superior Uniform Group helps companies achieve a professional appearance and communicate their brands—particularly those in the healthcare, hospitality, food service, retail and private security industries. The company’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, support customers’ diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture.  For more information, call (800) 727-8643 or visit www.superioruniformgroup.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in Superior’s business and anticipated changes and developments in its industry. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. Risk factors that could cause actual results to differ materially from those expressed or implied in Superior’s forward-looking statements are and will be discussed in its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as other documents that may be filed by Superior from time to time with the Securities and Exchange Commission. Any forward-looking statement made by Superior in this press release is based only on information currently available to Superior and speaks only as of the date on which it is made. You should not rely on the statement as representing our views in the future. Superior undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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